EXHIBIT 4

CREDIT AGREEMENT

among

TREDEGAR CORPORATION,
as Borrower,

THE DOMESTIC SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTIES HERETO,
as Guarantors,

THE LENDERS PARTIES HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

SUNTRUST BANK,
as Syndication Agent,

and

BANK OF AMERICA, N.A.,
as Documentation Agent

Dated as of October 17, 2003

WACHOVIA CAPITAL MARKETS, LLC,
as Book Runner and Lead Arranger

ii

SECTION 9.04	SUCCESSORS AND ASSIGNS; PARTICIPATIONS; PURCHASING LENDERS	75
SECTION 9.05	EXPENSES; INDEMNITY	78
SECTION 9.06	RIGHT OF SETOFF	79
SECTION 9.07	APPLICABLE LAW	79
SECTION 9.08	WAIVERS; AMENDMENT	80
SECTION 9.09	INTEREST RATE LIMITATION	80
SECTION 9.10	ENTIRE AGREEMENT	81
SECTION 9.11	WAIVER OF JURY TRIAL	81
SECTION 9.12	SEVERABILITY	81
SECTION 9.13	COUNTERPARTS	81
SECTION 9.14	HEADINGS	81
SECTION 9.15	CONFIDENTIALITY	82
SECTION 9.16	JURISDICTION; CONSENT TO SERVICE OF PROCESS	82
SECTION 9.17	JUDGMENT CURRENCY	83

ARTICLE X	GUARANTY	83

SECTION 10.01	THE GUARANTY	83
SECTION 10.02	BANKRUPTCY	84
SECTION 10.03	NATURE OF LIABILITY	84
SECTION 10.04	INDEPENDENT OBLIGATION	85
SECTION 10.05	AUTHORIZATION	85
SECTION 10.06	RELIANCE	85
SECTION 10.07	WAIVER	85
SECTION 10.08	LIMITATION ON ENFORCEMENT	86
SECTION 10.09	CONFIRMATION OF PAYMENT	86

SCHEDULES

Schedule 2.01	Commitments
Schedule 3.07	Subsidiaries
Schedule 6.01	Permitted Liens
Schedule 9.01	Notices

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Revolving Note
Exhibit C	Form of Term Note
Exhibit D	Form of Swingline Note
Exhibit E	Form of Notice of Prepayment
Exhibit F	Form of Notice of Conversion/Extension
Exhibit G	Form of Commitment Transfer Supplement
Exhibit H	Form of Account Designation Letter
Exhibit I	Form of Compliance Certificate
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Joinder Agreement

iii

        CREDIT AGREEMENT (this “Agreement”) dated as of October 17, 2003, among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), those Domestic Subsidiaries of the Borrower identified as “Guarantors” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (individually a “Guarantor” and collectively, the “Guarantors”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), SUNTRUST BANK, as syndication Agent (the “Syndication Agent”), and BANK OF AMERICA, N.A., as documentation agent (the “Documentation Agent”).

W I T N E S S E T H:

        WHEREAS, the Borrower has requested, and the Lenders have agreed to extend, certain credit facilities to the Borrower on the terms and conditions set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I. DEFINITIONS

        Section 1.01 Defined Terms.

        As used in this Agreement, the following terms shall have the meanings specified below:

        “Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit H.

        “Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.09.

        “Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

        “Administrative Fee” shall have the meaning assigned to such term in Section 2.06(d).

        “Affected Lender” shall have the meaning set forth in Section 2.11(a).

        “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        “Agent” or “Administrative Agent” shall have the meaning set forth in the first paragraph hereof.

        “Aggregate Revolving Committed Amount” shall have the meaning set forth in Section 2.01(a).

        “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

        “Alternate Base Rate Borrowing” shall mean a Borrowing comprised of Alternate Base Rate Loans.

        “Alternate Base Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

        “Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (i) Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Loans and Letter of Credit Fee,” (ii) Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Loans,” (iii) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Loans and Letter of Credit Fee,” and (iv) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Leverage Ratio	LIBOR Rate Margin for Loans and Letter of Credit Fee	Alternate Base Rate Margin for Loans	Commitment Fee

I	> 2.00 to 1.00 but	1.50%	0.50%	0.30%
	< 3.00 to 1.00

II	> 1.00 to 1.00 but	1.25%	0.25%	0.25%
	< 2.00 to 1.00

III	< 1.00 to 1.00	1.00%	0.00%	0.20%

        The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Section 5.04(a), (b) and (c) (each an “Interest Determination Date”); provided, however, that (i) beginning on and including the Closing Date and continuing through but excluding the three month anniversary of the Closing Date, the Applicable Percentages shall be those corresponding to Level II (referenced above); (ii) beginning on and including the three month anniversary of the Closing Date and continuing through but excluding the first Interest Determination Date occurring after December 31, 2003, the Applicable Percentages shall be determined by (A) calculating the Leverage Ratio using data from the financial information and certifications delivered to the Administrative Agent and the Lenders for the fiscal quarter ending September 30, 2003 and (B) selecting the Level (referenced above) and Applicable Percentages corresponding to the Leverage Ratio calculated in (A) and; (iii) beginning on and including the most recent Interest Determination Date occurring after December 31, 2003 through the occurrence of the next Interest Determination Date, the Applicable Percentages shall be the same as determined in clause (ii). After the Closing Date, if the Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Section 5.04(a), (b) and (c), the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

        “Applicable Time” shall mean, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

        “Approved Bank” shall have the meaning set forth in the definition of Cash Equivalents.

        “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        “Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, a business segment, an operation within a business segment, the capital stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise, in excess of (a) $2,500,000 for any single disposition or (b) $7,500,000 in the aggregate during any twelve month period; provided, however, that this definition shall specifically exclude any disposition of any Securities Held and any Non-Operating Properties Held.

        “Asset Sale Tax Refund” shall mean that certain federal tax refund in favor of the Borrower resulting from the Borrower’s sale in 2003 of its venture capital portfolio assets and the carry-back of related capital losses to offset certain prior capital gains.

        “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

        “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

        “Borrowing” shall mean a Loan or group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

        “Pounds Sterling” or “£” shall mean the lawful currency of the United Kingdom.

        “Business Day” shall mean any day (other than a day which is a Saturday, Sunday or other day on which banks in Charlotte, North Carolina, Richmond, Virginia or New York, New York are authorized or required by law to close); provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or Foreign Currencies, as applicable, in the London interbank market and (b) the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such foreign currency.

        “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        “Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition and (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, eurodollar time deposits and eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition.

        A “Change in Control” shall be deemed to have occurred if (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) other than (i) any Person or group whose beneficial ownership of common stock is reported on either Schedule 13D, filed with respect to the common stock of the Borrower on March 12, 2002, as amended prior to the date of this Agreement, (ii) spouses, children and lineal descendants of such Persons, (iii) trusts created for the benefit of such Persons, or (iv) any combination of the Persons described in the foregoing subclauses (i), (ii) or (iii) (an “Exempt Person”) shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by Persons who were not Continuing Directors; or (c) any Person or group other than an Exempt Person shall otherwise directly or indirectly Control the Borrower.

        “Closing Date” shall mean the date of this Agreement.

        “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

        “Commitment” shall mean the Revolving Commitment, the LOC Commitment, the Swingline Commitment and the Term Loan Commitment, individually or collectively, as appropriate.

        “Commitment Percentage” shall mean the Revolving Commitment Percentage, the LOC Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

        “Commitment Fee” shall have the meaning set forth in Section 2.06(a).

        “Commitment Period” means the period from and including the Closing Date to but not including the earlier of (i) the Termination Date, or (ii) the date on which the Revolving Commitments terminate in accordance with the provisions of this Agreement.

        “Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, substantially in the form of Exhibit G hereto.

        “Consolidated EBIT” shall mean, for any period, (i) Consolidated EBITDA for such period minus (ii) depreciation and amortization associated with Consolidated EBITDA.

“Consolidated EBITDA” shall mean, for any preceding twelve-month period, Consolidated Net Income or Loss determined in accordance with GAAP plus or minus the following adjustments:

(i) plus the following items to the extent included in the determination of Consolidated Net Income or Loss for such period:

(A) after-tax losses related to discontinued operations;

(B) total federal, state, local and foreign income tax expense for continuing operations;

(C) Consolidated Interest Expense;

(D) depreciation and amortization expenses for continuing operations;

(E) non-cash losses and expenses for continuing operations classified as “unusual,” extraordinary,” or which are related to plant shutdowns, asset impairments and/or restructurings; and

(F) cash losses and expenses for continuing operations classified as “unusal,” extraordinary,” or which are related to plant shutdowns, asset impairments and/or restructurings in an amount not to exceed $10,000,000;

(ii) minus the following items to the extent included in the determination of Consolidated Net Income or Loss for such period:

(A) after-tax income related to discontinued operations;

(B) total federal, state, local and foreign income tax benefits for continuing operations;

(C) consolidated interest income;

(D) non-cash gains and income for continuing operations classified as “unusual,” “extraordinary,” or which are related to plant shutdowns and/or restructurings;

(E) cash gains and income for continuing operations classified as “unusual,” “extraordinary,” or which are related to plant shutdowns and/or restructurings in an amount not to exceed $10,000,000;

(iii) pro forma EBITDA adjustments associated with acquisitions as if they occurred at the beginning of such period;

(iv) pro forma EBITDA adjustments associated with Asset Dispositions relating to continuing operations as if they occurred at the beginning of such period; and

(v) after the occurrence thereof, pro forma EBITDA adjustments relating to the sale of Therics or, after the approval of the Borrower’s board of directors or executive committee, pro forma EBITDA adjustments relating to any shutdown of Therics, as if the sale or shutdown occurred at the beginning of such period.

        “Consolidated Interest Expense” shall mean, for any period, all interest expense (including, without limitation, the interest component under capital leases), as determined in accordance with GAAP. For purposes hereof other than the determination of Consolidated EBITDA, Consolidated Interest Expense for the first three complete fiscal quarters to occur after the Closing Date shall be determined by annualizing Consolidated Interest Expense (excluding the write-off of any unamortized deferred financing costs relating to terminated loans and credit facilities) such that for the first complete fiscal quarter to occur after the Closing Date such interest expense would be multiplied by four (4), the first two complete fiscal quarters would be multiplied by two (2) and the first three fiscal quarters would be multiplied by one and one-third (1 1/3).

        “Consolidated Net Income or Loss” shall mean the consolidated net income or loss of the Borrower and its Subsidiaries as determined under GAAP.

        “Consolidated Stockholders’ Equity” shall mean, at any time (a) the sum of (i) the Borrower’s issued capital stock taken at par or stated value at such time, (ii) the Borrower’s capital surplus at such time,(iii) the Borrower’s retained earnings at such time and (iv) other amounts included directly in equity under GAAP, less (b) the Borrower’s treasury stock and minority interest in Subsidiaries at such time, all determined in accordance with GAAP.

        “Consolidated Total Capitalization” shall mean, at any time, the sum of Consolidated Total Debt and Consolidated Stockholders’ Equity at such time.

        “Consolidated Total Debt” shall mean, at any time, all Indebtedness of the Borrower and its consolidated Subsidiaries at such time, computed and consolidated in accordance with GAAP.

        “Continuing Director” shall mean (a) any member of the Board of Directors of the Borrower on the date of this Agreement and (b) any Person whose subsequent nomination for election or election to the Board of Directors was recommended or approved by a majority of the Continuing Directors serving as such at the time of such nomination.

        “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        “Credit Party” shall mean any of the Borrower or the Guarantors.

        “Credit Party Obligations” shall mean, without duplication, (i) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Loan Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement.

        “Default” shall mean an event which upon notice or lapse of time or both would constitute an Event of Default.

        “Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Agreement, including the funding of a Participation Interest in accordance with the terms hereof, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

        “Dollar Amount” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

        “Dollars” and the symbol “$” shall mean the lawful currency of the United States of America.

        “Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on Schedule 9.01; and thereafter, such other office (within the United States) of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

        “Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

        “EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

        “EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

        “Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements or any Governmental Authority or other requirement of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

        “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

        “Euro” shall mean the single currency of Participating Member States of the European Union.

        “Euro Unit” shall mean the currency unit of the Euro.

        “Eurodollar Reserve Percentage” shall mean for any day, with respect to any LIBOR Rate Loan, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

        “Event of Default” shall have the meaning assigned to such term in Article VII.

        “Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

        “Facing Fee” shall have the meaning set forth in Section 2.06(b).

        “Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate.”

        “Fee Letter” shall mean that certain Fee Letter, dated August 14, 2003, among the Administrative Agent, Wachovia Capital Markets, LLC and the Borrower.

        “Fees” shall mean the Commitment Fee, Letter of Credit Fees, Facing Fee and Administrative Fee.

        “Financial Officer” of any corporation shall mean the chief financial officer, principal financial officer, principal accounting officer, Treasurer or Controller of such corporation.

        “Foreign Currency” shall mean (a) Euros, British Pounds Sterling, Swiss Francs and Japanese Yen and (b) any other freely available currency which is freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, which shall be requested by the Borrower and approved by each Revolving Lender.

        “Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

        “Foreign Currency Loan” shall mean any Loan denominated in a Foreign Currency.

        “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        “GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis.

        “Government Acts” shall have the meaning set forth in Section 2.20.

        “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        “Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

        “Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

        “Guaranty Obligations” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guaranty Obligations shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

        “Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

        “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than accounts payable), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that the amount of such Indebtedness shall be deemed to be the lesser of (i) the outstanding principal amount of such Indebtedness plus all accrued and unpaid interest relating thereto and (ii) the fair market value of the property secured by any such Lien, (g) all Guaranty Obligations by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all liabilities of such Person in respect of Hedging Agreements, as determined under GAAP, (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances and (k) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless such Indebtedness is without any recourse whatsoever to such Person as a general partner of any such partnership.

        “Interest Coverage Ratio” shall mean, as of the end of each fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis for the twelve month period ending on such date, the ratio of (a) Consolidated EBIT for such period to (b) Consolidated Interest Expense for such period.

        “Interest Determination Date” shall have the meaning set forth in the definition of “Applicable Percentage.”

        “Interest Payment Date” means (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the Termination Date and (b) as to any LIBOR Rate Loan the last day of such Interest Period.

        “Interest Period” means, as to any LIBOR Rate Loan, a period of one, two or three month’s duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of LIBOR Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date, and (C) in the case of LIBOR Rate Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

        “Internal Financing Subsidiary” shall mean any Subsidiary (i) of which securities or other ownership interests representing 100% of the equity or 100% of the ordinary voting power are, at the time any determination is made, owned, controlled or held, directly or indirectly, by the Borrower, and (ii) which has no outstanding Indebtedness to any Person other than the Borrower or another wholly-owned Subsidiary.

        “Internal Financing Transaction” shall mean any incurrence of Indebtedness or other obligations by any wholly-owned Subsidiary in favor of an Internal Financing Subsidiary, any transfer of assets or liabilities or other transactions between an Internal Financing Subsidiary and the Borrower or any wholly-owned Subsidiary, or any other transaction reasonably related to the foregoing; provided, however, that in connection therewith neither the Borrower nor any wholly-owned Subsidiary shall incur any Indebtedness or transfer any assets to any Person other than the Borrower or another wholly-owned Subsidiary.

        “Investment” means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of capital stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

        “Issuing Lender” shall mean Wachovia.

        “Japanese Yen” shall mean the lawful currency of Japan.

        “Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit K, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.09.

        “Lenders” shall have the meaning assigned to such term in the preamble to this Agreement.

        “Letters of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, modified, extended, renewed or replaced from time to time.

        “Letter of Credit Fee” shall have the meaning set forth in Section 2.06(b).

        “Leverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Total Debt on the last day of such period to (b) Consolidated EBITDA for such period.

        “LIBOR” shall mean, for any LIBOR Rate Loan, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in the relevant currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in the relevant currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, deposits in the relevant currency in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

        “LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Rate Loans.

        “LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 9.01; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

        “LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR

1.00 – Eurodollar Reserve Percentage

        “LIBOR Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.

        “LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

        “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        “Loans” means the Revolving Loans, Swingline Loans and/or Term Loans, as appropriate.

        “Loan Documents” shall mean this Agreement (including all exhibits and schedules attached hereto), the Notes, any Joinder Agreement, the Letters of Credit, any Commitment Transfer Supplement, the LOC Documents and such other documents executed in connection with the foregoing from time to time (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

        “LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.01, as such amount may be reduced from time to time in accordance with the provisions hereof.

        “LOC Commitment Percentage” shall mean, for each Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.01, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.04(c).

        “LOC Committed Amount” shall mean, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.03 and, individually, the amount of each Lender’s LOC Commitment as specified in Schedule 2.01.

        “LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or (ii) any collateral security for such obligations.

        “LOC Obligations” shall mean, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

        “Mandatory Borrowing” shall have the meaning set forth in Section 2.03(e).

        “Margin Stock” shall have the meaning given such term under Regulation U.

        “Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Credit Parties and their Subsidiaries taken as a whole, (b) material impairment of the ability of the Borrower or any Guarantor to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

        “Moody’s” shall mean Moody’s Investors Service, Inc.

        “Multicurrency Committed Amount” shall mean TWENTY-FIVE MILLION DOLLARS ($25,000,000).

        “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

        “National Currency Unit” shall mean a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

        “Non-Operating Property Held” shall mean real property owned as of June 30, 2003 by Idlewood Properties, Inc. and real property owned as of June 30, 2003 associated with closed facilities or facilities announced to be closed.

        “Note” or “Notes” shall mean the Revolving Notes, the Swingline Note and/or the Term Notes, collectively, separately or individually, as appropriate.

        “Notice of Borrowing” shall mean the written notice of borrowing as referenced and defined in Section 2.01(b)(i).

        “Notice of Conversion/Extension” shall have the meaning set forth in Section 2.17(a).

        “Notice of Prepayment” shall have the meaning set forth in Section 2.09(a).

        “Notice of Conversion/Extension” shall have the meaning set forth in Section 2.17(a).

        “Obligations” shall mean, collectively, Loans and LOC Obligations.

        “Participation Interest” shall mean the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.03 and in Swingline Loans as provided in Section 2.04.

        “Participating Member State” shall mean each country so described in any EMU Legislation.

        “Participants” shall have the meaning set forth in 9.04(b).

        “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

        “Permitted Acquisition” shall have the meaning set forth in Section 6.04(a)(ii).

        “Permitted Investment” means:

(i) cash and Cash Equivalents;

(ii) receivables owing to the Borrower or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

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(iii) Investments in Subsidiaries and in inventory, property, plant and equipment and in any other assets necessary for conducting operations in the Credit Parties’ ordinary course of business (including assets related to pension plans or other employee benefit programs);

(iv) Investments consisting of Internal Financing Transactions;

(v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vi) mergers, consolidations, sales of assets and Permitted Acquisitions permitted under Section 6.04;

(vii) the Securities Held and the Non-Operating Property Held; and

(viii) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made pursuant to this clause (viii) shall not exceed an aggregate amount of more than 10% of Consolidated Stockholders’ Equity at any time.

        “Permitted Lien” shall have the meaning set forth in Section 3.02.

        “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, Governmental Authority or other entity of whatever nature.

        “Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of any Credit Party or any ERISA Affiliate.

        “Prime Rate” shall have the meaning set forth in the definition of “Alternate Base Rate.”

        “Prior Credit Agreements” shall mean (i) the $100,000,000 revolving credit agreement, dated April 30, 2002, among Tredegar Corporation, as borrower, Wachovia Bank, National Association, as administrative agent, Suntrust Bank, as syndication agent, and Bank of America, N.A., as documentation agent and (ii) the $250,000,000 term loan credit agreement, dated October 13, 1999, among Tredegar Corporation, the banks named therein, Bank of America, N.A. as administrative agent, the Bank of New York and Crestar Bank, as co-documentation agents.

        “Purchasing Lender” shall have the meaning set forth in Section 9.04(c).

        “Register” shall have the meaning given such term in Section 9.04(d).

        “Regulation D” shall mean Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

        “Regulation U” shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

        “Regulation X” shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

        “Replaced Lender” shall have the meaning set forth in Section 2.21.

        “Replacement Lender” shall have the meaning set forth in Section 2.21.

        “Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

        “Required Borrowing” shall have the meaning set forth in Section 2.04(b)(ii).

        “Required Lenders” shall mean, at any time, Lenders holding in the aggregate a majority of (i) the Commitments (and Participation Interests therein) or (ii) if the Commitments have been terminated, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding Loans and Participation Interests (including the Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in Swingline Loans); provided, however, that (A) if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender and (B) if as of any date of determination there are five (5) or more Lenders having Commitments hereunder, then Required Lenders shall, in addition to the foregoing, consist of not less than three (3) of such Lenders.

        “Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

        “Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date a LIBOR Rate Loan denominated in a Foreign Currency is made pursuant to Section 2.01; (ii) each date a LIBOR Rate Loan denominated in a Foreign Currency is continued pursuant to Section 2.17; (iii) the last Business Day of each calendar month; (iv) each date the Aggregate Revolving Committed Amount is reduced pursuant to the terms of Section 2.09; and (v) such additional dates as the Administrative Agent or the Required Lenders shall specify; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a Foreign Currency; (ii) each date of an amendment of any Letter of Credit denominated in a Foreign Currency having the effect of increasing the amount thereof (solely with respect to the increased amount); (iii) each date the Aggregate Revolving Committed Amount is reduced pursuant to the terms of Section 2.09; and (iv) such additional dates as the Administrative Agent or the Required Lenders shall specify.

        “Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such Revolving Lender’s Revolving Committed Amount.

        “Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount in effect at such time. The initial Revolving Commitment Percentages are set out on Schedule 2.01.

        “Revolving Committed Amount” shall mean the amount of each Revolving Lender’s Revolving Commitment as specified on Schedule 2.01, as such amount may be increased or reduced from time to time in accordance with the provisions hereof.

        “Revolving Lender” means any Lender holding a Revolving Commitment, as identified on Schedule 2.01, greater than zero, together with permitted successors and assigns.

        “Revolving Loans” shall have the meaning set forth in Section 2.01.

        “Revolving Note” or “Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loan in substantially the form attached as Exhibit B, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended or renewed from time to time.

        “S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

        “Securities Held” shall mean the securities held by the Credit Parties as of June 30, 2003, specifically, (a) 860,642 shares of Vascular Solutions, Inc., (b) 813,455 shares of Illumina, Inc., (c) a private equity interest in YaoLan Ltd. and (d) a limited partnership interest in SCM Growth Fund II, L.P.

        “Significant Subsidiary” shall mean any Subsidiary whose gross revenues or assets, as of any date for the preceding twelve month period, constitute 1% or more of consolidated gross revenues or consolidated assets of the Borrower and its Subsidiaries.

        “Solvency Certificate” shall have the meaning set forth in Section 4.02(h).

        “Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by Wachovia as the spot rate for the purchase by Wachovia of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

        “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

        “Subsidiary” shall mean any subsidiary of the Borrower.

        “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase Participation Interests in the Swingline Loans as provided in Section 2.04(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

        “Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.04(a).

        “Swingline Lender” shall mean Wachovia.

        “Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.04(a).

        “Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.04(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

        “Swiss Francs” shall mean the lawful currency of Switzerland.

        “Taxes” shall have the meaning assigned such term in Section 2.16(a).

        “Term Loan” shall have the meaning set forth in Section 2.02(a).

        “Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan in a principal amount equal to such Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount (and for purposes of making determinations of Required Lenders hereunder after the Closing Date, the principal amount outstanding on the Term Loan).

        “Term Loan Commitment Percentage” shall mean, for any Lender, the percentage identified as its Term Loan Commitment Percentage on Schedule 2.01, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.04.

        “Term Loan Committed Amount” shall have the meaning set forth in Section 2.02(a).

        “Term Note” or “Term Notes” shall mean the promissory notes of the Borrower in favor of each of the Lenders evidencing the portion of the Term Loan provided pursuant to Section 2.02(d), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

        “Termination Date” means (unless earlier terminated), as to each Lender, September 30, 2006.

        “Therics” means Therics, Inc., a Virginia corporation and a Guarantor.

        “Transactions” shall have the meaning assigned to such term in Section 3.02.

        “Transferee” shall have the meaning set forth in Section 9.04(f).

        “Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.

        “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the LIBOR Rate and the Alternate Base Rate.

        “Wachovia” means Wachovia Bank, National Association and its successors and assigns.

        “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        Section 1.02 Terms Generally.

        The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,”“includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower’s audited financial statements referred to in Section 3.04.

        Section 1.03 Accounting Terms.

        Unless otherwise specified herein, all accounting terms used herein and the definitions of Indebtedness and Consolidated Total Debt shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower shall notify the Administrative Agent that it wishes to amend any covenant in Sections 6.07, 6.08 or 6.09 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 6.07, 6.08 or 6.09 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

        The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.04, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

        Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Sections 6.07, 6.08 and 6.09, after consummation of any Permitted Acquisition, (i) income statement items and other balance sheet items (whether positive or negative) attributable to the Person acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually reasonably acceptable to the Borrower and the Administrative Agent, and (ii) Indebtedness of the Person acquired which is retired in connection with such Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period.

Section 1.04 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates (which shall be the same as those generally used by the Administrative Agent for such purposes) as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

Section 1.05 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a) Each obligation of the Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b) Each provision of this Agreement relating to the mechanics of borrowings and payments shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

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        Section 1.06 Additional Foreign Currencies.

        The Borrower may from time to time request that Revolving Loans that are LIBOR Rate Loans be made in a currency other than those specifically listed in the definition of “Foreign Currency”; provided that such requested currency otherwise meets the requirements set forth in such definition. Any such request shall be made to the Administrative Agent (which shall promptly notify each Revolving Lender thereof) not later than 11:00 a.m., fifteen (15) Business Days prior to the date of the desired borrowing in such currency. Each Revolving Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to making LIBOR Rate Loans in such requested currency. Any failure by a Revolving Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender to make LIBOR Rate Loans in such requested currency. If all the Revolving Lenders consent to making LIBOR Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder.

ARTICLE II. THE CREDITS

        Section 2.01 Revolving Commitment.

(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars and Foreign Currencies (“Revolving Loans”) to the Borrower from time to time in an aggregate principal Dollar Amount of up to ONE HUNDRED AND SEVENTY-FIVE MILLION DOLLARS ($175,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in this Section 2.01 or in Section 2.09, the “Aggregate Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) the then-current Aggregate Revolving Committed Amount shall be reduced by FIFTY MILLION DOLLARS ($50,000,000) upon the earlier to occur of (A) the receipt by the Borrower or any of its Subsidiaries of the Asset Sale Tax Refund and (B) September 15, 2004; (ii) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Revolving Loans outstanding at any time which are denominated in Foreign Currencies shall not exceed the Multicurrency Committed Amount at any time; (iii) with regard to each Revolving Lender individually, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of such Revolving Lender’s Revolving Commitment Percentage of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of LOC Obligations shall not exceed such Revolving Lender’s Revolving Committed Amount; and (iv) with regard to the Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, (A) Revolving Loans denominated in Foreign Currencies shall consist solely of LIBOR Rate Loans and (B) Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

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(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent in the form of Exhibit A (“Notice of Borrowing”) not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day prior to the date of requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars, and on the fourth Business Day prior to the date of the requested borrowing in the case of all LIBOR Rate Loans denominated in Foreign Currencies. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the currency and the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. Revolving Loans denominated in Foreign Currencies shall consist solely of LIBOR Rate Loans. Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. If the Borrower shall fail to specify in any such Notice of Borrowing (x) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (y) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Alternate Base Rate Loan hereunder or (z) the currency of the Revolving Loan requested, then such notice shall be deemed to be a request for a Revolving Loan denominated in Dollars. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.01(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

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(ii) Minimum Amounts. Each Revolving Loan shall be in a minimum principal amount of $5,000,000, in the case of LIBOR Rate Loans and integral multiples of $1,000,000 in excess thereof, or $1,000,000 (or the remaining Revolving Committed Amount, if less), in the case of Alternate Base Rate Loans, and integral multiples of $1,000,000 in excess thereof.

(iii) Advances. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, by (A) 12:00 noon (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in the case of any Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan denominated in a Foreign Currency. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date.

(d) Interest. Subject to the provisions of Section 2.07:

(i) Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage;

(ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e) Revolving Notes. Each Lender’s Revolving Commitment Percentage of the Revolving Loans shall, upon request by such Lender, be evidenced by a duly executed Revolving Note in favor of such Lender in the form of Exhibit B attached hereto.

(f) Maximum Number of LIBOR Rate Loans. The Borrower will be limited to a maximum number of six (6) LIBOR Rate Loans outstanding at any time. For purposes hereof, LIBOR Rate Loans with separate or different Interest Periods will be considered as separate LIBOR Rate Loans even if their Interest Periods expire on the same date.

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Section 2.02 Term Loan Facility.

(a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally, but not jointly, agrees to make available to the Borrower on the Closing Date such Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the principal amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (the “Term Loan Committed Amount”) for the purposes set forth in Section 3.12. The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request; provided, however, the Term Loan made on the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent. Amounts repaid on the Term Loan may not be reborrowed.

(b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in twelve (12) consecutive quarterly installments installments (as reduced pursuant to Section 2.09(a)) as follows:

Principal Amortization Payment Date	Term Loan Principal Amortization Payment

December 31, 2003	$ 1,875,000

March 31, 2004	$ 1,875,000

June 30, 2004	$ 1,875,000

September 30, 2004	$ 1,875,000

December 31, 2004	$ 3,125,000

March 31, 2005	$ 3,125,000

June 30, 2005	$ 3,125,000

September 30, 2005	$ 3,125,000

December 31, 2005	$ 3,750,000

March 31, 2006	$ 3,750,000

June 30, 2006	$ 3,750,000

September 30, 2006	$43,750,000

(c) Interest on the Term Loan. Subject to the provisions of Section 2.07, the Term Loan shall bear interest as follows:

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(i) Alternate Base Rate Loans. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii) LIBOR Rate Loans. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date (or at such other times as may be specified herein).

(d) Term Notes. Each Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount shall, upon request by such Lender, be evidenced by a duly executed promissory note of the Borrower to such Lender in substantially the form of Exhibit C.

        Section 2.03 Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower (or for the account of a Subsidiary pursuant to Section 2.03(h)) from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed TWENTY MILLION DOLLARS ($20,000,000) (the “LOC Committed Amount”), (ii) with regard to the Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not at any time exceed the Aggregate Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars or in any Foreign Currency and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs,and trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders with a Revolving Commitment, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000. Wachovia shall be the Issuing Lender on all Letters of Credit issued on or after the Closing Date.

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(b) Notice and Reports. The request for the issuance or extension of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

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(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus two percent (2%). Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Article VII) pro rata based on each Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Article VII) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.01 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.01(b), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such Mandatory Borrowing should be less than the minimum amount for borrowings of Revolving Loans otherwise provided in Section 2.01(b)(ii), the Borrower shall pay to the Administrative Agent for its own account an administrative fee of $500. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

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(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) Uniform Customs and Practices. The Issuing Lender shall have the (i) standby Letters of Credit be subject to the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance, the “ISP”) and (ii) commercial Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP or the ISP, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

(h) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.03(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

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Section 2.04 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) with regard to the Revolving Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding Swingline Loans outstanding at any time shall not exceed TEN MILLION DOLLARS ($10,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day upon request made by the Borrower not later than 2:00 P.M. (Charlotte, North Carolina time) on such Business Day. A notice of request for Swingline Loan borrowing shall be made in the form of Exhibit A with appropriate modifications. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Termination Date. The Swingline Lender may, at any time, in its reasonable discretion, upon one Business Day’s written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (i) the Termination Date, (ii) the occurrence of any Event of Default described in subsection (g) or (h) of Article VII, (iii) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in subsection (g) or (h) of Article VII or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of Article VII hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Required Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Required Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of Required Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.01 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.01(b)(i), (V) the date of such Required Borrowing, or (VI) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Required Borrowing or contemporaneously therewith. In the event that any Required Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Required Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Article VII); provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Required Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Required Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

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(c) Interest on Swingline Loans. Subject to the provisions of Section 2.07, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit D.

Section 2.05 Reserved. Section 2.06 Fees.

(a) Commitment Fee. In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders holding Revolving Commitments a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Revolving Committed Amount in effect at such time. For purposes of computation of the Commitment Fee, LOC Obligations and Revolving Loans (including Foreign Currency Loans) shall be considered usage of the Aggregate Revolving Committed Amount but Swingline Loans shall not be considered usage of the Aggregate Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter. The average daily unused amount shall be determined based on usage during the applicable quarterly period.

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(b) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Issuing Lender a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, the Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Facing Fee”) of one-fifth of one percent (0.20%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee and the Facing Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

(c) Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual Administrative Fee and any other fees set forth in the Fee Letter.

        Section 2.07 Default Interest.

        Upon the occurrence and during the continuance of an Event of Default, upon the request of the Required Lenders, the Borrower shall from time to time pay interest, to the extent permitted by law, on the principal amount of all outstanding Credit Party Obligations at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) 2% greater than the highest interest rate which would otherwise be applicable (or if no interest rate is then applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Alternate Base Rate plus the Applicable Percentage).

        Section 2.08 Alternate Rate of Interest.

        Notwithstanding any other provision of this Agreement, if on or prior to the day two (2) Business Days prior to the commencement of any Interest Period for a LIBOR Rate Loan of any amount, the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) or shall have been notified by the Required Lenders (in their reasonable determination, which determination shall be conclusive and binding absent manifest error) (a) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) that the LIBOR Rate does not adequately and fairly reflect the cost to any Lender of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower and the Lenders. If such notice is given (i) any Foreign Currency Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, in Dollars as Alternate Base Rate Loans or such request shall be cancelled, (ii) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, in Dollars as Alternate Base Rate Loans and (iii) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued, at the sole option of the Borrower, in Dollars as Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.09 Prepayments, Mandatory Prepayments and Commitment Reductions.

(a) The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that (i) each partial prepayment of a Revolving Loan or Term Loan shall be in a minimum aggregate Dollar Amount of $5,000,000and integral multiples of $1,000,000in excess thereof, and (iii) each partial prepayment of a Swingline Loan shall be in a minimum aggregate Dollar Amount of $100,000 and integral multiples of $100,000 in excess thereof (or, in each case, the full balance, if less). The Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and one Business Days’ irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) in substantially the form attached hereto as Exhibit E. To the extent that theBorrower elects to prepay the Term Loans, amounts prepaid under this Section 2.09(a) shall be applied first to the Term Loan (ratably to the remaining principal installments thereof) and then (after the Term Loan has been paid in full) to the Revolving Loans, in each case first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such Loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof. Amounts prepaid on the Term Loan may not be reborrowed.

(b) The Borrower shall have the right to terminate or permanently reduce the unused portion of the Aggregate Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Revolving Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum Dollar Amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent.

(c) If at any time after the Closing Date, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall exceed the Aggregate Revolving Committed Amount, the Borrower immediately shall prepay the Loans in an amount sufficient to eliminate such excess.

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(d) Prepayments made pursuant to Section 2.09(c) shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.09 shall be subject to Section 2.12 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.

(e) The Revolving Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Termination Date.

Section 2.10 Reserve Requirements; Change in Circumstances; Inability to Determine Rates.

(a) Notwithstanding any other provision herein, if after the date of this Agreement the introduction of any new law or regulation, any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (other than Taxes) against assets of, deposits with or for the account of or credit extended by, such Lender (except any reserve requirement reflected in the LIBOR Rate), or shall impose on such Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or any LIBOR Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then the Borrower shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional cost incurred or reduction suffered.

(b) If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

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(c) A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender (or participating banks pursuant to Section 9.04) as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right with respect to such period or any other period, provided that a Lender is entitled to compensation only for increased costs or other amounts incurred during the period of 90 days preceding the date of such Lender’s demand therefor. The protection of this Section shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have been imposed.

(e) If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Alternate Base Rate Loans in the amount specified therein.

Section 2.11 Change in Legality.

(a) Notwithstanding any other provision herein, if (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful or impossible for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Foreign Currency to the Borrower, as contemplated by this Agreement, then such Lender (an “Affected Lender”), by written notice to the Borrower and to the Administrative Agent (which shall include a certificate of such Lender stating with reasonable detail the basis for such notice):

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(i) may declare that LIBOR Rate Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon any request for a LIBOR Rate Loan (in the affected currency or currencies) shall, as to such Lender only (A) if such Loan is not a Foreign Currency Loan, be deemed a request for a Alternate Base Rate Loan (unless it should also be illegal for the Affected Lender to provide an Alternate Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate reasonably determined by the Administrative Agent and agreed to by the Affected Lender and, so long as no Event of Default shall have occurred and be continuing, the Borrower), unless such declaration shall be subsequently withdrawn and (B) if such Loan is a Foreign Currency Loan, be deemed to have been withdrawn, unless such declaration shall be subsequently withdrawn; and

(ii) may require that all outstanding LIBOR Rate Loans or Foreign Currency Loans (in the affected currency or currencies), as the case may be, made by it be (A) if such Loans are not Foreign Currency Loans, converted to Alternate Base Rate Loans, in which event all such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below (or such other date as may be required by law) or (B) if such Loans are Foreign Currency Loans, repaid immediately, in which event all such Foreign Currency Loans (in the affected currency or currencies) shall be required to be repaid in full by the Borrower as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Loans which are not Foreign Currency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Rate Loans that would have been made by such Lender or the converted LIBOR Rate Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Lender in lieu of, or resulting from the conversion, of such LIBOR Rate Loans.

(b) For purposes of this Section 2.11, a notice to the Borrower by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

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        Section 2.12 Indemnity.

        The Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or to refinance or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing or continuation has been given pursuant to Section 2.01, (c) any payment, prepayment or conversion of a LIBOR Rate Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Rate Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (based on the LIBOR Rate for the period from the date of such payment, prepayment, conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Credit Party Obligations.

        Section 2.13 Pro Rata Treatment and Payments.

(a) Each payment on account of an amount due from the Borrower hereunder or under any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment as provided herein in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Upon request, the Administrative Agent will give the Borrower a statement showing the computation used in calculating such amount, which statement shall be conclusive in the absence of manifest error. The obligation of the Borrower to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent of the full amount in the appropriate currency payable hereunder. The Borrower agrees that its obligation to make each payment on account of such amount in the currency in which such amount is denominated shall be enforceable as an additional or alternative claim for recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such currency payable hereunder, and shall not be affected by judgment being obtained for such amount.

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(b) Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. During an Event of Default, each payment (other than mandatory prepayments) under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.06, second, to interest then due and owing in respect of the Notes of the Borrower and, third, to principal then due and owing hereunder and under the Notes of the Borrower. Each payment on account of any fees pursuant to Section 2.06 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fee and the Facing Fee). Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Revolving Loans and on the Term Loan shall be made pro rata according to the respective amounts due and owing in accordance with Section 2.09 hereof. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim, shall be made to the Administrative Agent for the account of the Lenders in immediately available funds at the Administrative Agent’s Office and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 2:00 p.m. on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. Any payment received after the foregoing deadlines shall be deemed received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c) Notwithstanding any other provision of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

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FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest (including, without limitation, accrued fees and interest arising under any Hedging Agreement between any Credit Party and any Lender, or any Affiliate of a Lender);

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including, without limitation, the outstanding principal amount arising under any Hedging Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, and the payment or cash collateralization of the outstanding LOC Obligations);

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 2.13(b).

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        Section 2.14 Sharing of Setoffs.

        Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall promptly purchase from such other Lender at face value a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

        Section 2.15 Payments.

(a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), Charlotte, North Carolina time, on the date when due in Dollars to the Administrative Agent in immediately available funds at the address set forth below:

Wachovia Bank, National Association 201 S. College Street Charlotte, North Carolina 28288 Attn: Agency Services Telephone: (704) 383-4131 Telecopy: (704) 383-0835

All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments received by the Administrative Agent after 12:00 (noon) on any Business Day shall be deemed received on the next succeeding Business Day and any applicable interest shall be deemed to continue to accrue through the next succeeding Business Day.

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(b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.16 Taxes.

(a) Except as otherwise expressly provided herein, any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on, or measured by, the Administrative Agent’s or any Lender’s income or gross receipts, and franchise taxes imposed on the Administrative Agent or any Lender, by the United States or any jurisdiction under the laws of which it is organized or conducts business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders or the Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority, except with respect to any such liability arising from a Lender’s or the Administrative Agent’s, as the case may be, gross negligence or willful misconduct. Such indemnification shall be made within 30 days after the date any Lender or the Administrative Agent, as the case may be, makes written demand therefor; provided, however, that, notwithstanding any other provision of this Section 2.16, if the Administrative Agent or any Lender requests indemnification or compensation for Taxes or Other Taxes pursuant to this Section 2.16 more than 180 days after the earlier of (i) the date on which the Administrative Agent or such Lender, as the case may be, makes payment of such Taxes or Other Taxes, and (ii) the date on which the appropriate Governmental Authority makes written demand on the Administrative Agent or such Lender, as the case may be, for payment of such Taxes or Other Taxes, then the Borrower shall not be obligated to indemnify or reimburse the Lender for such Taxes or Other Taxes. If a Lender or the Administrative Agent shall become aware that it is entitled to receive a refund, credit or reduction in respect of Taxes or Other Taxes, it shall promptly notify the Borrower of the availability of such refund, credit or reduction and shall, within 30 days after receipt of a request by the Borrower, apply for such refund, credit or reduction at the Borrower’s expense; provided, however, that the Administrative Agent or such Lender shall not be required to make any such application if and to the extent the Administrative Agent or such Lender determines in good faith that it may be adversely affected by making such application. If any Lender or the Administrative Agent receives a refund, credit or reduction in respect of any Taxes or Other Taxes for which such Lender or the Administrative Agent has received payment from the Borrower hereunder it shall promptly notify the Borrower of such refund, credit or reduction and shall, within 30 days after receipt of such refund, credit or reduction, repay the amount of such refund, credit or reduction to the Borrower without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, credit or reduction); provided, however, that the Borrower, upon the written request of such Lender or the Administrative Agent, agrees to return to such Lender or the Administrative Agent the amount of such refund, credit or reduction received by the Borrower in the event and to the extent that such Lender or the Administrative Agent is required to repay such refund, credit or reduction to any relevant Governmental Authority.

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(d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.16 shall survive the Termination Date and payment in full of the principal of and interest on all Loans made hereunder.

(f) Each Lender which is not aUnited StatesPerson (within the meaning of Section 7701(a)(30) of the Code) shall promptly notify the Borrower of any change in its funding office. On or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof or prior to the date on which it becomes a Lender in the case of each other Lender,and from time to time thereafterupon written request of the Borrower, each Lender which is not a United States Person (within the meaning of Section 7701(a)(30) of the Code)shall deliver to the Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto or any other forms or documents relating to the Lender’s status reasonably requested by the Borrower, including (i) Internal Revenue Service FormW-8BEN or W-8ECI, as appropriate (or any successor form prescribed by the Internal Revenue Service),and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that payment hereunder is (A) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or (B) totally exempt from United States tax under a provision of an applicable tax treaty, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Lender is entitled to an exemption from tax on payments hereunder. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender or assignee organized under the laws of a jurisdiction outside the United States.

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(g) For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 2.16(f) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), then, notwithstanding any other provision of this Section 2.16, such Lender shall not be entitled to additional payment or indemnification under Section 2.16(a), 2.16(b), or 2.16(c) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall file any certificate or document reasonably requested by the Borrower or shall use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce to the greatest extent possible any such additional amounts which may thereafter accrue if such change would not, in the good faith judgement of such Lender, be otherwise disadvantageous to such Lender.

Section 2.17 Conversion Options.

(a) The Borrower may, in the case of each Revolving and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election. A form of Notice of Conversion/Extension is attached as Exhibit F. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing, (ii) partial conversions shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) no Loan may be converted into a LIBOR Rate Loan if such Loan is a Mandatory Borrowing or a Required Borrowing.

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(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.19(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.18 Computation of Interest and Fees.

(a) Interest payable hereunder with respect to Alternate Base Rate Loans shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

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Section 2.19 Non-Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 2.19 shall be conclusive in the absence of manifest error.

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Section 2.20 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.03, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. The previous sentence shall not apply in the case of gross negligence, bad faith, or willful misconduct of the Issuing Lender. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, and without gross negligence or willful misconduct, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The previous sentence shall not apply in the case of gross negligence, bad faith, or willful misconduct of the Issuing Lender. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

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(d) Nothing in this Section 2.20 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.03(d) hereof. The obligations of the Borrower under this Section 2.20 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.20, the Borrower shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the gross negligence, bad faith or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender), as determined by a court of competent jurisdiction.

        Section 2.21 Replacement of Lenders.

        If any Lender shall become affected by any of the changes or events described in Sections 2.10 or 2.11 (any such Lender being hereinafter referred to as a “Replaced Lender”) and shall petition the Borrower for any increased cost or amounts thereunder, then in such case, the Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent and such Replaced Lender, designate a replacement lender (a “Replacement Lender”) acceptable to the Administrative Agent in its reasonable discretion, to which such Replaced Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrower and the Replaced Lender) of all amounts owed to such Replaced Lender under Sections 2.10 or 2.11 assign all (but not less than all) of its rights, obligations, Loans and Commitments hereunder; provided, that all amounts owed to such Replaced Lender by the Borrower (except liabilities which by the terms hereof survive the payment in full of the Loans and termination of this Agreement) shall be paid in full as of the date of such assignment. Upon any assignment by any Lender pursuant to this Section 2.21 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement and such Replaced Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Sections 2.10, 2.11 and 9.05 while such Replaced Lender was a Lender).

        Notwithstanding any Replaced Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 2.21, the Replaced Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender substituted therefor upon payment to the Replaced Lender by the Replacement Lender of all amounts set forth in this Section 2.21 without any further action of the Replaced Lender.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

        The Borrower and each of the other Credit Parties represents and warrants to each of the Lenders that:

        Section 3.01 Organization; Powers.

        Each of the Borrower and the other Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is duly qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party hereunder.

        Section 3.02 Authorization; Governmental Approvals.

        The execution, delivery and performance by each of the Credit Parties of each of the Loan Documents, and the actions taken by each of the Credit Parties in connection with the borrowings hereunder (the “Transactions”) (a) have been duly authorized by all requisite limited liability company or corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other charter documents or by-laws or operating agreement of any Credit Party or any Subsidiary, (B) any order of any Governmental Authority applicable to any Credit Party or (C) any provision of any indenture, agreement or other instrument to which any Credit Party or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon any property or assets of any Credit Party or any Subsidiary except any Lien set forth on Schedule 6.01 (each a “Permitted Lien” and collectively, “Permitted Liens”). No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any Credit Party of this Agreement, or any other Loan Document to which it is a party.

        Section 3.03 Enforceability.

        This Agreement has been duly executed and delivered by each Credit Party and constitutes, and each other Loan Document when executed and delivered by the Credit Parties will constitute, a legal, valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms.

        Section 3.04 Financial Statements.

        The Borrower has heretofore furnished to the Administrative Agent (a) consolidated balance sheets and statements of income and changes in stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2002, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants and (b) five-year projections of the Borrower and its Subsidiaries, certified by the chief financial officer of the Borrower that they were prepared in good faith based upon assumptions believed to be reasonable at the time made; it being understood that such projections reflect the Borrower’s good faith estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the period set forth therein and that actual results may differ from those projected. The financial statements described in clause (a) above present fairly the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

        Section 3.05 No Material Adverse Change.

        There has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Credit Parties and their Subsidiaries, taken as a whole, since December 31, 2002.

        Section 3.06 Title to Properties and Possession Under Leases.

(a) Each of the Credit Parties and the Subsidiaries will on the Closing Date and at all times thereafter, have good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except for Liens permitted by Section 6.01. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.01.

(b) Each of the Credit Parties and the Subsidiaries (or their respective predecessors) has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Credit Parties and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

Section 3.07 The Subsidiaries and the Borrower. Schedule 3.07 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Credit Parties therein. 50

Section 3.08 Litigation: Compliance with Laws.

(a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any Subsidiary or any business, property or rights of any such Person (i) which involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect.

(b) None of the Credit Parties nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could result in a Material Adverse Effect.

Section 3.09 Agreements.

(a) None of the Credit Parties nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or, in the absence of a material default by such Credit Party or such Subsidiary, could result in a Material Adverse Effect.

(b) None of the Credit Parties nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could result in a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations.

(a) None of the Credit Parties nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Extension of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

        Section 3.11 Investment Company Act; Public Utility Holding Company Act.

        None of the Credit Parties nor any Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

        Section 3.12 Use of Proceeds.

        The Borrower will use the proceeds of the Extensions of Credit (i) to refinance existing Indebtedness and (ii) for working capital and other general corporate purposes, including Permitted Acquisitions and capital expenditures.

        Section 3.13 Tax Returns.

        Each of the Credit Parties and the Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in accordance with Section 5.03.

        Section 3.14 No Material Misstatements.

        No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower or any other Credit Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

        Section 3.15 Employee Benefit Plans.

        Each of the Credit Parties and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which any Credit Party or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $1,000,000 the value of the assets of such Plan. None of the Credit Parties nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Effect. None of the Credit Parties nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

        Section 3.16 Environmental Matters.

        Each of the Credit Parties and the Subsidiaries, and each of their respective businesses, has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control. None of the Credit Parties nor any Subsidiary has received notice of any failure so to comply which alone or together with any other such failure could result in a Material Adverse Effect. The Credit Parties’ and the Subsidiaries’ plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act or the Clean Water Act, in violation of any regulations promulgated pursuant thereto or in any other applicable law where such violation could result, individually or together with other violations, in a Material Adverse Effect.

        Section 3.17 Solvency.

        On the date hereof and on the date of each Extension of Credit hereunder after giving effect to each Extension of Credit to be made and the use of the proceeds thereof, (a) the fair salable value of the assets of each Credit Party will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Credit Party as they mature; (b) the assets of each Credit Party will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted; and (c) none of the Credit Parties intends to, nor believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).

        Section 3.18 Tax Shelter Regulations.

        The Borrower does not intend to treat the Loans or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such treasury regulation.

ARTICLE IV. CONDITIONS OF LENDING

        Section 4.01 All Extensions of Credit.

        The obligations of the Lenders to make Extensions of Credit hereunder on the date of each Extension of Credit hereunder shall be subject to satisfaction of the following conditions precedent:

(a) If such Extension of Credit is made pursuant to Sections 2.01, 2.02, 2.03 or 2.04, all conditions set forth in such Section (as set forth, in the case of any request for Revolving Loans or Swingline Loans, in the applicable Notice of Borrowing).

(b) The representations and warranties set forth in Article III (excluding, in the case of a refinancing of an Extension of Credit with a new Extension of Credit that does not increase the aggregate principal amount of the Loans and Participation Interests of any Lender outstanding, the representations set forth in Sections 3.05 and 3.08(a)) shall be true and correct in all material respects on and as of the date of such Extension of Credit with the same effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

(c) Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount then in effect, (ii) the LOC Obligations shall not exceed the LOC Committed Amount, (iii) the Swingline Loans shall not exceed the Swingline Committed Amount and (iii) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Revolving Loans and LOC Obligations outstanding at any time which are denominated in Foreign Currencies shall not exceed the Multicurrency Committed Amount.

(d) Each of the Credit Parties shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed (including but not limited to, compliance with the financial ratios and restrictions set forth in Sections 6.02, 6.04, 6.05, 6.07, 6.08 and 6.09), and at the time of and immediately after such Extension of Credit no Event of Default or Default shall have occurred and be continuing.

(e) Prior to, or simultaneous with, the initial Extensions of Credit under this Agreement, the Administrative Agent shall have received satisfactory evidence that the commitments under the Prior Credit Agreements have been terminated and all loans outstanding thereunder have been paid in full, or that the funds received from the initial Extensions of Credit made hereunder will be used to terminate the commitments under the Prior Credit Agreements and repay all loans outstanding thereunder.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Extension of Credit as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.01.

        Section 4.02 Effectiveness of Agreement.

        The obligations of the Lenders to make Extensions of Credit hereunder shall be subject to satisfaction on the Closing Date of the following additional conditions precedent:

(a) Execution of Agreement and Loan Documents. The Administrative Agent shall have received this Agreement and each Loan Document, duly executed by each party thereto.

(b) Legal Opinions of Counsel. The Administrative Agent shall have received (i) an opinion of Hunton & Williams LLP, external legal counsel for the Borrower, in form and substance reasonably acceptable to the Administrative Agent and (ii) an opinion of the general legal counsel of the Borrower, in form and substance reasonably acceptable to the Administrative Agent.

(c) Authority Documents. The Administrative Agent shall have received the following:

(i) Articles of Incorporation/Charter Documents. Copies of the articles of incorporation or other charter documents, as applicable, of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation.

(ii) Resolutions. Copies of resolutions of the board of directors of each Credit Party approving and adopting the Loan Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. A certificate of good standing, existence or its equivalent with respect to each Credit Party, certified as of a recent date by the appropriate Governmental Authority of such Credit Party’s state of incorporation or organization.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(d) Financial Statements. The Administrative Agent shall have received copies of the financial statements (including the five-year projections) referred to in Section 3.04 hereof in form and substance satisfactory to it.

(e) Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

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(f) Officer’s Certificate. The Administrative Agent shall have received a certificate dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraph (c) of Section 4.01, setting forth calculations evidencing compliance with Sections 6.05, 6.07, 6.08 and 6.09, and confirming that the representations and warranties set forth in Article III hereof are true and correct as of the Closing Date.

(g) Litigation. There shall not exist any pending investigation by any Governmental Authority or any litigation affecting or relating to (i) any Credit Party or any Subsidiary that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date in which there is a reasonable possibility of an adverse determination that could result in a Material Adverse Effect or (ii) this Agreement and the other Loan Documents that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

(h) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties taken as a whole, after giving effect to the initial borrowings under the Loan Documents, in substantially the form of Exhibit J hereto.

(i) Consents. The Administrative Agent shall have received evidence that all governmental, shareholder, board of director and material third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained.

(j) Material Adverse Effect. No material adverse change shall have occurred since December 31, 2002 in the business, properties, prospects, operations or conditions (financial or otherwise) of the Borrower or any of its Subsidiaries.

(k) Fees. The Administrative Agent shall have received payment of the fees then due set forth in the Fee Letter in the amounts set forth therein.

(l) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE V. AFFIRMATIVE COVENANTS

        Each of the Credit Parties covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, such Credit Party will, and will cause each of its Subsidiaries to:

Section 5.01 Existence; Businesses and Properties Compliance.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

        Section 5.02 Insurance.

        Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

        Section 5.03 Obligations and Taxes.

        Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower and its Subsidiaries shall have set aside, as reflected in their consolidated financial statements, adequate reserves with respect thereto in accordance with GAAP.

Section 5.04 Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year, its consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the related results of operations and cash flows during such year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the related results of operations and cash flows during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of the Borrower’s Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

(c) within 31 days after the beginning of the Borrower’s fiscal year, a copy of the detailed annual operating budget including cash flow projections of the Borrower and its consolidated Subsidiaries for the next four fiscal quarterly periods prepared on a quarterly basis;

(d) concurrently with any delivery of financial statements under (a) or (b) above, a compliance certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) in the form of Exhibit I hereto (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth in the form of Exhibit I hereto, computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.05, 6.07, 6.08 and 6.09;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

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(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and

(g) promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Credit Party or any Affiliate thereof which, if adversely determined, could result in a Material Adverse Effect; and

(c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

Section 5.06 ERISA.

(a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of a Credit Party or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of a Credit Party to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice any Credit Party or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 412 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 20 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by any Credit Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by any Credit Party or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

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        Section 5.07 Maintaining Records; Access to Properties and Inspections.

        Maintain all financial records in accordance with GAAP and permit any representatives designated by any Lender to visit and inspect the financial records and the properties of any Credit Party or any Subsidiary at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender to discuss the affairs, finances and condition of any Credit Party or any Subsidiary with the officers thereof and independent accountants therefor.

        Section 5.08 Compliance with Law.

        Each Credit Party will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property and assets, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        Section 5.09 Additional Guarantors.

        The Credit Parties will cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing, to promptly become a Guarantor hereunder by way of execution of a Joinder Agreement. Such Domestic Subsidiary shall execute and deliver to the Administrative Agent such legal opinions and related documents as the Administrative Agent may reasonably request with respect to such Joinder Agreement.

        Section 5.10 Environmental Laws.

        (a) Except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply in all material respects with all applicable Environmental Laws and (ii) obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

        (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

        (c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or their properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

ARTICLE VI. NEGATIVE COVENANTS

        Each of the Credit Parties covenants and agrees with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, such Credit Party will not, and will not cause or permit any of its Subsidiaries to:

        Section 6.01 Liens.

        Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary, but excluding Margin Stock to the extent that the value of such Margin Stock, determined in accordance with Regulation U, exceeds 25% of the value (as so determined) of the assets and properties that would be subject to this Section 6.01 without giving effect to this parenthetical, or such other maximum amount or percentage as is then provided for or permitted under Regulation U or any successor regulation in order that no Loan shall be deemed “indirectly secured” by Margin Stock for purposes of such regulation), now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

(a) Liens on property or assets of the Credit Parties and their Subsidiaries existing on the date hereof and set forth in Schedule 6.01; provided that such Liens shall secure only those obligations which they secure on the date hereof;

(b) any Lien existing on any property or asset prior to the acquisition thereof by any Credit Party or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of any Credit Party or any Subsidiary;

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(c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations which are not due or which are being contested in compliance with Section 5.03;

(e) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Credit Party or any Subsidiary;

(h) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by any Credit Party or any Subsidiary; provided that (i) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (ii) the Indebtedness secured thereby does not exceed 80% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of any Credit Party or any Subsidiary;

(i) Liens arising from options on stock of Therics granted to employees in the ordinary course of business and consistent with the Credit Parties’ past practices; and

(j) Liens other than those referred to in subparagraphs (a) through (i) above, provided that the sum of the aggregate amount of all Indebtedness or other obligations which are secured or evidenced by Liens other than those referred to in subparagraphs (a) through (i) above plus the fair market value in the aggregate of properties sold by the Credit Parties in the sale and lease-back transactions permitted under Section 6.02, does not at any time exceed an amount equal to 10% of Consolidated Stockholders’ Equity.

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        Section 6.02 Sale and Lease-Back Transactions.

        Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, however, that the Credit Parties shall be permitted to enter into any such arrangements to the extent that the sum of the fair market value in the aggregate of properties sold by the Credit Parties pursuant to all such arrangements, plus the aggregate amount of Indebtedness secured by Liens under paragraph (i) of Section 6.01, is not greater than 10% of Consolidated Stockholders’ Equity.

        Section 6.03 Indebtedness.

        Create, incur, assume or suffer to exist any Indebtedness, except for:

(a) Indebtedness of the Borrower;

(b) Indebtedness to the Borrower incurred by the Subsidiaries in the ordinary course of business;

(c) Indebtedness incurred in connection with Internal Financing Transactions;

(d) Indebtedness consisting of the Guaranty Obligations;

(e) letters of credit outside of this Agreement; and

(f) Indebtedness which in the aggregate for all the Subsidiaries, exclusive of Indebtedness incurred in connection with the Guaranty Obligations and Internal Financing Transactions to the Borrower or other wholly-owned Subsidiaries, constitutes not more than 10% of Consolidated Stockholders’ Equity at any time.

Notwithstanding anything herein to the contrary, none the Credit Parties shall be permitted to create, incur, assume or suffer to exist any Indebtedness of a type described in clause (a), (b), (d), (g), (h) or (k) of the definition thereof in an amount greater than $25,000,000 that (i) is scheduled to mature prior to the date which is 30 days after the Termination Date or (ii) that, by the terms of its governing document or documents, contains financial covenants that do not exist herein or that are more restrictive to the Borrower and/or its Subsidiaries than the financial covenants set forth herein, unless this Agreement is modified at such time to incorporate such additional or more restrictive financial covenants.

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Section 6.04 Mergers, Consolidations and Sales of Assets.

(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary (other than any Margin Stock to the extent the value of such Margin Stock, determined in accordance with Regulation U, together with the value of other Margin Stock owned by the Credit Parties and their Subsidiaries, exceeds 25% of the aggregate value of the assets of the Credit Parties and their Subsidiaries), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets or capital stock of any other Person; provided that nothing in the foregoing shall prohibit:

(i) any Credit Party or any of its Subsidiaries from purchasing or selling inventory in the ordinary course of business in arm’s-length transactions;

(ii) if (A) at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing and (B) the Credit Parties shall provide the Administrative Agent with a certificate demonstrating to the reasonable satisfaction of the Administrative Agent and the Required Lenders (such certificate to be automatically deemed satisfactory if neither the Administrative Agent nor the Required Lenders shall have notified the Borrower to the contrary within five Business Days of the delivery thereof) that the Leverage Ratio shall be less than or equal to 2.50 to 1.00 after giving effect thereto on a pro forma basis, (I) any Person from merging into the Borrower or any wholly-owned Subsidiary in a transaction in which the Borrower or such wholly-owned Subsidiary, as the case may be, is the surviving Person, and (II) the Borrower and any Subsidiary from acquiring all or any substantial part of the assets or capital stock of any other Person, provided that such acquisition or any series of related acquisitions by a Credit Party of the assets or all of the capital stock is not hostile and has been approved by such Person’s board of directors (any such transaction or series of transactions satisfying the requirements set forth in this subsection (ii), a “Permitted Acquisition”) and further provided that (x) no Default or Event of Default shall then exist or will exist after giving effect thereto and (y) the Credit Parties shall provide the Administrative Agent with a certificate demonstrating to the reasonable satisfaction of the Administrative Agent (such certificate to be automatically deemed satisfactory if the Administrative Agent shall not have notified the Borrower to the contrary within five Business Days of the delivery thereof) that the Credit Parties will be in compliance on a pro forma basis upon the consummation of any such acquisition with all of the terms and provisions of the financial covenants set forth in Section 6.07 and Section 6.09;

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(iii) any Credit Party or any of its Subsidiaries from selling, transferring, leasing or otherwise disposing of (in one transaction or in a series of transactions) during any fiscal year in arm’s-length transactions (A) assets the fair market value of which is not more than 10% of the consolidated assets of the Borrower and its Subsidiaries or calculated in accordance with GAAP, determined as of the beginning of such fiscal year; provided, however, that (I) the sale of Therics, the Securities Held and the Non-Operating Property Held shall be permitted notwithstanding anything to the contrary contained in this Section 6.04(a) and (II) prior to the consummation of any Asset Disposition, the Borrower shall deliver to the Administrative Agent a certificate demonstrating to the reasonable satisfaction of the Administrative Agent (such certificate to be automatically deemed satisfactory if the Administrative Agent shall not have notified the Borrower to the contrary within five Business Days of the delivery thereof) that (x) the Credit Parties will be in compliance on a pro forma basis upon the consummation of such Asset Disposition with all of the terms and provisions of the financial covenants set forth in Section 6.07, Section 6.08 and Section 6.09 and (y) no Default or Event of Default shall then exist or will exist after giving effect thereto and (B) any other assets to the extent the Revolving Loan is repaid with a corresponding reduction in the Revolving Commitments, or the commitments under other existing credit facilities are permanently reduced, by the amount of the proceeds received by the Credit Parties from the sale of such assets; and

(iv) and Internal Financing Transaction.

        Section 6.05 Dividends and Distributions.

        Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or set aside any amount for any such purpose; provided, however, that (a) any Subsidiary may declare and pay dividends or make other distributions to the Borrower, and any Internal Financing Subsidiary may declare and pay dividends or make other distributions to the Borrower or other wholly-owned Subsidiaries and (b) if no Event of Default or Default shall have occurred and be continuing, the Borrower may at any time declare and pay dividends in an aggregate amount not at any time to exceed $100,000,000 during the term of this Agreement.

        Section 6.06 Transactions with Affiliates.

        Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may engage in any of the foregoing transactions (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, or (b) in connection with Internal Financing Transactions.

        Section 6.07 Consolidated Stockholders’ Equity.

        Permit Consolidated Stockholders’ Equity, at any time, to be less than $325,000,000, increased on a cumulative basis by, as of the end of each fiscal quarter of the Borrower commencing with the fiscal quarter ending December 31, 2003, an amount equal to 50% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended.

        Section 6.08 Debt Ratio.

        Permit the Leverage Ratio, at any time, to be greater than the following:

Period	Ratio

Closing Date through June 30, 2005	3.00 to 1.00

July 1, 2005 and thereafter	2.75 to 1.00

        Section 6.09 Interest Coverage Ratio.

        Permit the Interest Coverage Ratio, at any time, to be less than 2.50 to 1.00.

        Section 6.10 No Further Negative Pledges.

        Enter into, assume or become subject to any agreement of Indebtedness (but only Indebtedness of the type described in clauses (a) or (b) of the definition thereof) that prohibits or otherwise restricts the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except:

(a) pursuant to this Agreement and the other Loan Documents; and

(b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.03 (excluding subsection (a) thereof).

        Section 6.11 Advances, Investments and Loans.

        Make any Investment except for Permitted Investments.

        Section 6.12 Limitation on Restricted Actions.

        Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its capital stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable law and (iii) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

ARTICLE VII. EVENTS OF DEFAULT In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, or the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time);

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) or 5.05 or in Article VI;

(e) default shall be made in the due observance or performance by any Credit Party or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of ten Business Days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) any Credit Party or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount in excess of $5,000,000, when and as the same shall become due and payable; or (ii) fail to observe or perform any other term, covenant, condition or agreement on its part to be performed under any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; or (iii) breach or default any Hedging Agreement between any Credit Party and any Lender or Affiliate of a Lender if the effect of such breach or default is to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; or

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(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Credit Party or any Subsidiary, or of a substantial part of the property or assets of any Credit Party or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Subsidiary or for a substantial part of the property or assets of any Credit Party or any Subsidiary or (iii) the winding-up or liquidation of any Credit Party or any Subsidiary; and such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Credit Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Party or such Significant Subsidiary or for a substantial part of the property or assets of such Credit Party or such Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Credit Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the any Credit Party or any Subsidiary to enforce any such judgment;

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(j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of any Credit Party to the PBGC or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

(k) any Credit Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) any Credit Party or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $5,000,000 or requires payments exceeding $1,000,000 in any year;

(l) any Credit Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Credit Parties and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $1,000,000;

(m) there shall have occurred any actual invalidity of this Agreement or any of the Notes or any Credit Party shall have asserted any claim of invalidity related thereto;

(n) there shall have occurred a Change in Control; or

(o) the Guaranty or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty;

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then, and in every such event (other than an event with respect to any Credit Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or either or both of different times: (i) terminate forthwith the Commitments and (ii) declare the Loans to be forthwith due and payable, whereupon the principal of the Loans, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document (including without limitation the maximum amount of all contingent liabilities under Letters of Credit), shall become forthwith due and payable and the Borrower shall be directed to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Credit Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to any Credit Party described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document (including without limitation the maximum amount of all contingent liabilities under Letters of Credit), shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, and the Borrower shall be directed to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII. THE ADMINISTRATIVE AGENT

        Section 8.01 Appointment.

        Each Lender hereby irrevocably designates and appoints Wachovia Bank, National Association as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Wachovia Bank, National Association, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

        Section 8.02 Delegation of Duties.

        The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform its the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

        Section 8.03 Exculpatory Provisions.

        Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Credit Party.

        Section 8.04 Reliance by Administrative Agent.

        The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

        Section 8.05 Notice of Default.

        The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

        Section 8.06 Non-Reliance on Administrative Agent and Other Lenders.

        Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

        Section 8.07 Administrative Agent in Its Individual Capacity.

        The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

        Section 8.08 Successor Administrative Agent.

        The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the Notes, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower with such approval not to be unreasonably withheld (provided, however if an Event of Default shall exist at such time, no approval of the Borrower shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.08 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

        Section 8.09 Nature of Duties.

        Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or co-lead arranger listed from time to time on the cover page of this Agreement shall have no obligations, responsibilities or duties under this Agreement or under any other Loan Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and co-lead arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or co-lead arranger.

ARTICLE IX. MISCELLANEOUS

        Section 9.01 Notices.

        Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

(a) if to the Borrower or any other Credit Party, to it at 1100 Boulders Parkway, Richmond, Virginia 23225, Attention of D. Andrew Edwards (Telecopy No. (804) 330-1259);

(b) if to the Administrative Agent, to it at (i) Wachovia Bank, National Association, 301 S. College Street, Charlotte, North Carolina 28288-0760, Attn: Mr. George Woolsey, (Telecopy No. (704) 383-6647) and (ii) Wachovia Bank, National Association, 201 S. College Street, Charlotte, North Carolina 28288, Attn: Agency Services, (Telecopy: (704) 383-0835); and

(c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 9.01.

        All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, graphic scanning or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

        Section 9.02 Survival of Agreement.

        All covenants, agreements, representations and warranties made by any Credit Party herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

        Section 9.03 Binding Effect.

        This Agreement shall become effective when it shall have been executed by the Credit Parties and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent and each Lender and their respective successors and assigns, except that none of the Credit Parties shall have the right to assign its respective obligations or rights hereunder or any interest herein without the prior written consent of all the Lenders.

Section 9.04 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns; provided, however, that none of the Credit Parties may assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to a Purchasing Lender pursuant to the provisions of paragraph (c) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (b) of this Section, or (iii) by way of pledge or assignment pursuant to paragraph (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) Any Lender may in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other right and/or obligation of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s rights and/or obligations (as the case may be) under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Credit Parties and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Credit Parties of any of their rights and obligations under this Agreement or (iii) release all or substantially all of the Guarantors from their obligations under the Guaranty. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation, provided that each Participant shall be entitled to the benefits and be bound by the obligations of Sections 2.07, 2.08, 2.09 and 9.05 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

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(c) Any Lender may in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate thereof (other than an Affiliate that is not a United States Person within the meaning of Section 7701(a)(30) of the Code) and, with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (in each case, which consent shall not be unreasonably withheld), to one or more additional banks, financial institutions or Approved Funds (“Purchasing Lenders”), all or any part of its rights and obligations under this Agreement and the Notes in minimum amounts of $5,000,000 (or less if the entire amount of such Lender’s obligations is transferred) with respect to its Commitment and its Loans, pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that (i) any sale or assignment to an existing Lender or to an Affiliate thereof that is a United States Person (within the meaning of Section 7701(a)(30) of the Code) shall not require the consent of the Administrative Agent or the Borrower nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein and (ii) the parties hereto agree and acknowledge that it is reasonable for the Borrower to withhold its approval of an assignment to a Person that is not a United States Person (within the meaning of Section 7701(a)(30) of the Code) if such Person does not provide to the Borrower the certification as to exemption from deduction or withholding of Taxes as required under Sections 2.13 and 9.04(g). Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in amounts equal to the Commitments retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “canceled”.

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(d) The Administrative Agent shall maintain at its address referred to in Section 9.01 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Credit Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender (other than a Purchasing Lender that is an existing Lender or an Affiliate of an existing Lender) listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

(f) Each Credit Party authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Credit Parties and their Affiliates which has been delivered to such Lender by or on behalf of any Credit Party pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any Credit Party in connection with such Lender’s credit evaluation of the Credit Parties and their Affiliates prior to becoming a party to this Agreement, in each case subject to Section 9.15.

(g) At the time of each assignment pursuant to this Section 9.04 to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.13 and shall be subject to the provisions of Section 2.13(c).

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(h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws or a trustee of such Lender for the benefit of its investors; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

Section 9.05 Expenses; Indemnity.

(a) Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents (including those set forth in the Fee Letter) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable fees and disbursements of Moore & Van Allen, PLLC, counsel for the Administrative Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the reasonable fees and disbursements of any other counsel for the Administrative Agent or any Lender.

(b) Indemnification by Borrower. The Borrower agrees to indemnify the Administrative Agent, each Lender and its directors, Affiliates, officers, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Indemnification by Lenders. The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 9.05 shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

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(d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

        Section 9.06 Right of Setoff.

        If an Event of Default shall have occurred and be continuing and any Lender shall have requested the Administrative Agent to declare the Loans immediately due and payable pursuant to Article VII, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Credit Party against any of and all the Credit Party Obligations owing to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such Credit Party Obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        Section 9.07 Applicable Law.

        THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount (other than on account of payment or prepayment) of, or extend or advance the maturity of or any date for the payment of any principal of or interest on, any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change the Commitment of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.09, the provisions of this Section or the definition of the “Required Lenders”, without the prior written consent of each Lender, or (iv) release all or substantially all of the Guarantors from their obligations under the Guaranty, without the written consent of all of the Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

        Section 9.09 Interest Rate Limitation.

        Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the “Charges”) as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on such Loan, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

        Section 9.10 Entire Agreement.

        This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

        Section 9.11 Waiver of Jury Trial.

        Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, administrative agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

        Section 9.12 Severability.

        In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        Section 9.13 Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

        Section 9.14 Headings.

        Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

        Section 9.15 Confidentiality.

        Any information obtained by the Administrative Agent or any of the Lenders from the Credit Parties shall not be disclosed by the Administrative Agent or such Lender to any other Person if such information is not otherwise in the public domain except (i) to its officers, directors, employees, administrative agents, independent accountants, Affiliates and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) pursuant to statutory and regulatory requirements or requests of regulatory authorities, (iii) pursuant to any mandatory court order, subpoena or other legal process, (iv) to the Administrative Agent or any other Lender, (v) pursuant to any agreement heretofore or hereafter made between such Lender and the Borrower which permits such disclosure, (vi) in connection with the exercise of any remedy under or litigation in connection with the Loan Documents or (vii) subject to Section 9.04(f), to any participant in or assignee of, or prospective participant in or assignee of, any Loan or Commitment. Notwithstanding anything herein to the contrary, the Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

        Section 9.16 Jurisdiction; Consent to Service of Process.

(a) Each of the Credit Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any North Carolina State court or Federal court of the United States of America sitting in North Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Credit Party or its properties in the courts of any jurisdiction.

(b) Each of the Credit Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any North Carolina State court or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        Section 9.17 Judgment Currency.

        If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing to the extent of such shortfall. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return promptly the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE X. GUARANTY

        Section 10.01 The Guaranty.

        In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations. If any or all of the Credit Party Obligations becomes due and payable hereunder, each Guarantor unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders, on order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations.

        Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

        Section 10.02 Bankruptcy.

        Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders whether or not due or payable by the Borrower upon the occurrence of any of the events specified in subsection (g) or (h) of Article VII, and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

        Section 10.03 Nature of Liability.

        The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the Credit Party Obligations which the Administrative Agent or such Lenders repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

        Section 10.04 Independent Obligation.

        The obligations of each Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

        Section 10.05 Authorization.

        Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors.

        Section 10.06 Reliance.

        It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

        Section 10.07 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived), including the provisions of N. C. Gen. Stat. Sections 26-7 through 26-9, to require the Administrative Agent or any Lender to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than indefeasible payment in full of the Credit Party Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

85

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent and the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated.

        Section 10.08 Limitation on Enforcement.

        The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

        Section 10.09 Confirmation of Payment.

        The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm in writing to the Borrower, the Guarantors or any other Person that the Credit Party Obligations have been paid in full and the Commitments relating thereto terminated, subject to the provisions of Section 10.02.

TREDEGAR CORPORATION
CREDIT AGREEMENT

        IN WITNESS WHEREOF, the Borrower, the Guarantors, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	TREDEGAR CORPORATION By: /s/ D. Andrew Edwards ——————————————— Name: D. Andrew Edwards Title: Vice President, Chief Financial Officer and Treasurer

GUARANTORS:
AUS CORPORATION, a Virginia corporation
BON L ALUMINUM LLC, a Virginia limited liability
    company
BON L CAMPO LIMITED PARTNERSHIP, a Texas limited
    partnership
BON L HOLDINGS CORPORATION, a Virginia corporation
BON L MANUFACTURING COMPANY, a Pennsylvania
    corporation
BON L MANUFACTURING COMPANY OF VIRGINIA, a
    Virginia corporation
THE WILLIAM L. BONNELL COMPANY, INC., a Georgia
    corporation
IDLEWOOD PROPERTIES, INC., a Virginia corporation
MOLECUMETICS INSTITUTE, LTD., a Virginia corporation
MOLECUMETICS, LTD., a Virginia corporation
THERICS, INC., a Virginia corporation
TREDEGAR DEVELOPMENT CORPORATION, a Virginia
    corporation
TREDEGAR FAR EAST CORPORATION, a Virginia
    corporation
TREDEGAR FILM PRODUCTS CORPORATION, a Virginia
    corporation

By:     /s/ D. Andrew Edwards
      ———————————————
Name:    D. Andrew Edwards
Title:      Vice President and Treasurer of each
of the above-listed Guarantors

[Signature Pages Continue on Following Page]

TREDEGAR CORPORATION CREDIT AGREEMENT

TREDEGAR FILM PRODUCTS (EUROPE), INC., a Virginia
    corporation
TREDEGAR FILM PRODUCTS (JAPAN) LTD., a Virginia
     corporation
TREDEGAR FILM PRODUCTS - LAKE ZURICH, LLC, a
     Virginia limited liability company
TREDEGAR FILM PRODUCTS (LATIN AMERICA), Inc., a
     Virginia corporation
TREDEGAR FILM PRODUCTS (U.S.) LLC, a Virginia
    limited liability company
TREDEGAR FILMS DEVELOPMENT, INC., a Virginia
     corporation
TREDEGAR PERFORMANCE FILMS INC., a Virginia
     corporation
TREDEGAR RESERVES, INC., a Virginia corporation
TREDEGAR INVESTMENTS, INC., a Virginia
     corporation

By:     /s/ D. Andrew Edwards
      ———————————————
Name:    D. Andrew Edwards
Title:      Vice President and Treasurer of each
of the above-listed Guarantors

TREDEGAR CORPORATION CREDIT AGREEMENT

LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION,
individually as a Lender and as Administrative Agent

By:     /s/ Braxton B. Comer
      ———————————————
Name:    Braxton B. Comer
Title:      Managing Director

[Signature Pages Continue]

TREDEGAR CORPORATION CREDIT AGREEMENT

SUNTRUST BANK, as a Lender By: /s/ Mark A. Flatin ——————————————— Name: Mark A. Flatin Title: Director [Signature Pages Continue]

TREDEGAR CORPORATION CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender By: /s/ Richard C. Hardison ——————————————— Name: Richard C. Hardison Title: Vice President [Signature Pages Continue]

TREDEGAR CORPORATION CREDIT AGREEMENT

CAROLINA FIRST BANK, as a Lender By: /s/ Kevin M. Short ——————————————— Name: Kevin M. Short Title: Senior Vice President [Signature Pages Continue]

TREDEGAR CORPORATION CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender By: /s/ Robert A. Flosbach ——————————————— Name: ROBERT A. FLOSBACH Title: SENIOR VICE PRESIDENT [Signature Pages Continue]

TREDEGAR CORPORATION CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA, as a Lender By: /s/ Todd S. Meller ——————————————— Name: TODD S. MELLER Title: MANAGING DIRECTOR [Signature Pages Continue]

TREDEGAR CORPORATION CREDIT AGREEMENT

NATIONAL CITY BANK as a Lender By: /s/ Heather M. McIntyre ——————————————— Name: Heather M. McIntyre Title: Assistant Vice President [Signature Pages Continue]

TREDEGAR CORPORATION CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as a Lender By: /s/ Marianne T. Meil ——————————————— Name: MARIANNE T. MEIL Title: Vice President

Schedule 2.01 COMMITMENTS

	Revolving Committed Amount	Revolving Commitment Percentage	LOC Committed Amount	LOC Commitment Percentage	Term Loan Committed Amount	Term Loan Commitment Percentage

Lender

Wachovia Bank, National Association	$45,500,000.00	26.0000000%	$5,200,000.00	26.0000000%	$19,500,000.00	26.0000000%

SunTrust Bank	$35,000,000.00	20.0000000%	$4,000,000.00	20.0000000%	$15,000,000.00	20.0000000%

Bank of America, N.A	$31,500,000.00	18.0000000%	$3,600,000.00	18.0000000%	$13,500,000.00	18.0000000%

KeyBank National Association	$17,500,000.00	10.0000000%	$2,000,000.00	10.0000000%	$7,500,000.00	10.0000000%

Carolina First Bank	$14,000,000.00	8.0000000%	$1,600,000.00	8.0000000%	$6,000,000.00	8.0000000%

U.S. Bank National Association	$10,500,000.00	6.0000000%	$1,200,000.00	6.0000000%	$4,500,000.00	6.0000000%

The Bank of Nova Scotia	$10,500,000.00	6.0000000%	$1,200,000.00	6.0000000%	$4,500,000.00	6.0000000%

National City Bank	$10,500,000.00	6.0000000%	$1,200,000.00	6.0000000%	$4,500,000.00	6.0000000%

Total:	$175,000,000.00	100%	$20,000,000.00	100%	$75,000,000.00	100%

Schedule 3.07 SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Percentage Ownership
AUS Corporation	Virginia	100%
Bon L Aluminum LLC	Virginia	100%
Bon L Campo Limited Partnership	Texas	100%
Bon L Canada Inc.	Canada	100%
Bon L Holdings Corporation	Virginia	100%
Bon L Manufacturing Company	Pennsylvania	100%
Bon L Manufacturing Company of Virginia	Virginia	100%
The William L. Bonnell Company, Inc.	Georgia	100%
Capital Square Insurance Company	Vermont	100%
Guangzhou Tredegar Film Products Limited	China	100%
Idlewood Properties, Inc.	Virginia	100%
Molecumetics Institute, Ltd.(1)	Virginia	90.5%
Molecumetics, Ltd.	Virginia	95.5%
PROMEA Engineering srl	Italy	100%
TFP Netherlands C.V	Netherlands	100%
Therics, Inc.	Virginia	100%
Tredegar Brazil Industria De Plasticos Ltda	Brazil	100%
Tredegar Development Corporation	Virginia	100%
Tredegar Europe S.a.r.l	Italy	100%
Tredegar Far East Corporation	Virginia	100%
Tredegar Film Products Argentina S.A	Argentina	100%
Tredegar Film Products, B.V	Netherlands	100%
Tredegar Film Products Company Shanghai, Limited	Shanghai	100%
Tredegar Film Products Corporation	Virginia	100%
Tredegar Film Products (Europe), Inc.	Virginia	100%
Tredegar Film Products Italia S.r.l	Italy	100%
Tredegar Film Products (Japan) Ltd.	Virginia	100%
Tredegar Film Products Kft	Hungary	100%
Tredegar Film Products - Lake Zurich, LLC	Virginia	100%
Tredegar Film Products (Latin America), Inc.	Virginia	100%
Tredegar Film Products (U.S.) LLC	Virginia	100%
Tredegar Films Development, Inc.	Virginia	100%
Tredegar Foreign Sales Corporation	U.S. Virgin Islands	100%
Tredegar Performance Films Inc.	Virginia	100%
Tredegar Reserves, Inc.	Virginia	100%
Tredegar Investments Inc.	Virginia	100%

(1)	This company is a wholly-owned subsidiary of Molecumetics, Ltd., of which the Company owns 90.5% of the outstanding common stock.

Schedule 6.01 PERMITTED LIENS None
Schedule 9.01

Lenders:

Credit Contact	Administrative Contact

Wachovia Bank, National Association
Wachovia Bank, National Association, as
301 South College Street, DC-5	Administrative Agent
Charlotte, NC 28288	201 S. College St., CP8
Attn: George Woolsey	Charlotte, NC 28288-0680
Telephone: 704-374-7907	Attn: Lisa Starnes
Facsimile: 704-383-6647	Telephone: 704-383-4131
Facsimile 704-383-0835
SunTrust Bank

SunTrust Bank	SunTrust Bank
919 East Main Street, 22nd Floor	10710 Midlothian Turnpike
Richmond, VA 23219	Richmond, VA 23235
Attn: Mark Flatin	Attn: Violet Carraway
Telephone: 804-782-5449	Telephone: 804-594-1059
Facsimile: 804-782-5818	Facsimile: 804-594-1139

Bank of America, N.A

Bank of America, N.A	Bank of America Plaza
100 North Tryon Street	901 Main Street
Charlotte, NC 28255	Dallas, TX 75202-3714
Attn: Richard Hardison	Attn: Hari Kalyandurg
Telephone: 704-386-1185	Telephone: 214-209-2354
Facsimile: 704-388-8268	Facsimile: 214-290-9413

KeyBank National Association

KeyBank National Association	KeyBank National Association
127 Public Square	127 Public Square
Cleveland, OH 44114	Cleveland, OH 44114
Attn: Marianne Meil	Attn: Paula Brewer
Telephone: 216-689-3549	Telephone: 216-689-4259
Facsimile: 216-689-4981	Facsimile: 216-689-4981

Carolina First Bank

Carolina First Bank	Carolina First Bank
Post Office Box 1029	Post Office Box 1029
Greenville, SC 29602	Greenville, SC 29602
Attn: Kevin Short	Attn: Janis Peters
Telephone: 864-255-8965	Telephone: 864-298-6092
Facsimile: 864-255-8991	Facsimile: 864-255-8920

U.S. Bank National Association

U.S. Bank National Association	U.S. Bank National Association
777 E. Wisconsin Avenue, MK-WI-TGCB	400 City Center
Milwaukee, WI 53202	Oshkosh, WI 54901
Attn: John Franceschi	Attn: Connie Sweeney
Telephone: 414-765-5656	Telephone: 920-237-7604
Facsimile: 414-765-5367	Facsimile: 920-237-7993

The Bank of Nova Scotia

The Bank of Nova Scotia	The Bank of Nova Scotia
One Liberty Plaza	One Liberty Plaza
New York, NY 10006	New York, NY 10006
Attn: David Mahmood	Attn: Christopher Delauro
Telephone: 212-225-5149	Telephone: 212-225-5149
Facsimile: 212-225-5254	Facsimile: 212-225-5254

National City Bank

National City Bank	National City Bank
One South Broad Streeet, 13th Floor	[2300 Mill Creek Boulevard
Philadelphia, PA 19107	Highland Hills, CT 44122]
Attn: Heather McIntire	Attn: David [Core]
Telephone: 267-256-4052	Telephone: 216-488-7087
Facsimile: 267-256-4001	Facsimile: 216-488-7110

Exhibit A

[FORM OF]
NOTICE OF BORROWING

[Date]

Wachovia Bank, National Association, as Administrative Agent
    under the Credit Agreement referred to below
One Wachovia Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0680
Attn: Syndication Agency Services

Ladies and Gentlemen:

        Pursuant to subsection [2.01(b)(i)] [2.04(b)(i)] of the Credit Agreement, dated as of October 17, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), the domestic subsidiaries of the borrower from time to time parties thereto, as guarantors, the banks and financial institutions from time to time parties thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), SUNTRUST BANK, as syndication agent, and BANK OF AMERICA, N.A., as documentation agent, the Borrower hereby requests that the following:

I.     Revolving Loans be made on [date] as follows (the “Proposed Revolving Borrowing”):

(1)	Total Amount of Loans	$__________

(2)	Amount of (1) to be allocated
	to LIBOR Rate Loans	$__________

(3)	Amount of (1) to be allocated
	to Alternate Base Rate Loans	$__________

(4)	Interest Periods and amounts to be allocated
thereto in respect of LIBOR Rate Loans
(amounts must total (2)):

	(i) one month	$__________

	(ii) two months	$__________

(iii) three months	$__________

Total LIBOR Rate Loans	$__________

NOTE: BORROWINGS MUST BE IN MINIMUM AMOUNTS OF (A) $5,000,000 WITH RESPECT TO LIBOR RATE LOANS AND $1,000,000 INCREMENTS IN EXCESS THEREOF AND (B) $1,000,000 WITH RESPECT TO ALTERNATE BASE RATE LOANS AND $1,000,000 INCREMENTS IN EXCESS THEREOF.

II. Swingline Loans to be made on [date] as follows (the “Proposed Swingline Borrowing”):

Swingline Loans requested:

(1)	Total Amount of Swingline Loans $___________

NOTE: SWINGLINE LOAN BORROWINGS MUST BE IN MINIMUM AMOUNTS OF $100,000 AND IN INTEGRAL AMOUNTS OF $100,000 IN EXCESS THEREOF.

        Terms defined in the Credit Agreement shall have the same meanings when used herein.

        The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed [Revolving][Swingline] Borrowing:

(A) the applicable representations and warranties contained in Article III of the Credit Agreement are and will be true and correct in all material respects, both before and after giving effect to the Proposed [Revolving][Swingline] Borrowing and to the application of the proceeds thereof, with the same effect as though such representations and warranties had been made on and as of the date of such Proposed [Revolving][Swingline] Borrowing (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed [Revolving][Swingline] Borrowing or from the application of the proceeds thereof.

Very truly yours, TREDEGAR CORPORATION, a Virginia corporation By: ——————————————— Name: —————————————— Title: ——————————————

Exhibit B

[FORM OF]
REVOLVING NOTE

_________ __, 2003

        FOR VALUE RECEIVED, the undersigned, TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), hereby unconditionally promises to pay, on the Termination Date (as defined in the Credit Agreement referred to below), to the order of ___________ (the “Lender”) at the office of Wachovia Bank, National Association located at Charlotte Plaza, 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the undersigned pursuant to Section 2.01 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

        The holder of this Revolving Note is authorized to endorse the date and amount of each Loan pursuant to Section 2.01 of the Credit Agreement and each payment of principal and interest with respect thereto and its character as a LIBOR Rate Loan or an Alternate Base Rate Loan on Schedule I annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed subject to manifest error; provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Revolving Note.

        This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of October 17, 2003 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), the domestic subsidiaries of the borrower from time to time parties thereto, as guarantors, the banks and financial institutions from time to time parties thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), SUNTRUST BANK, as syndication agent, and BANK OF AMERICA, N.A., as documentation agent, and is entitled to the benefits thereof. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

        Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable, all as provided therein. In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees and expenses.

        All parties now and hereafter liable with respect to this Revolving Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA.

TREDEGAR CORPORATION, a Virginia corporation By: ——————————————— Name: Title:

SCHEDULE 1 to Revolving Note LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount Of Loan	Type of Loan(2)	Interest Rate	Interest Period	Maturity Date	Principal Paid or Converted	Principal Balance	Notation Made By
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________

(2)	The type of Loan may be represented by “L” for LIBOR Rate Loans or “ABR” for Alternate Base Rate Loans.

Exhibit C

[FORM OF]
TERM NOTE

_________ __, 2003

        FOR VALUE RECEIVED, the undersigned, TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), hereby unconditionally promises to pay, on the Termination Date (as defined in the Credit Agreement referred to below), to the order of ___________ (the “Lender”) at the office of Wachovia Bank, National Association at Charlotte Plaza, 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Term Loan made by the Lender to the undersigned pursuant to Section 2.02 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

        The holder of this Term Note is authorized to endorse the date and amount of each payment of principal and interest with respect to the Term Loan evidenced by this Term Note and the portion thereof that constitutes a LIBOR Rate Loan or an Alternate Base Rate Loan on Schedule I annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed subject to manifest error; provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Note.

        This Term Note is one of the Term Notes referred to in the Credit Agreement, dated as of October 17, 2003 (as amended, restated or otherwise modified, the “Credit Agreement”), by and among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), the domestic subsidiaries of the borrower from time to time parties thereto, as guarantors, the banks and financial institutions from time to time parties thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), SUNTRUST BANK, as syndication agent, and BANK OF AMERICA, N.A., as documentation agent, and is entitled to the benefits thereof. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

        Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided therein. In the event this Term Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees and expenses.

        All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA.

TREDEGAR CORPORATION, a Virginia corporation By: ——————————————— Name: —————————————— Title: ——————————————

SCHEDULE 1 to Term Note LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount Of Loan	Type of Loan(3)	Interest Rate	Interest Period	Maturity Date	Principal Paid Or Converted	Principal Balance	Notation Made By
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________
______	_______	______	__________	_________	________	_________	_________	________

(3)	The type of Loan may be represented by “L” for LIBOR Rate Loans or “ABR” for Alternate Base Rate Loans.

Exhibit D

[FORM OF]
SWINGLINE NOTE

________ __, 2003

        FOR VALUE RECEIVED, the undersigned, TREDEGAR CORPORATION., a Virginia corporation (the “Borrower”) hereby unconditionally promises to pay on the Termination Date, to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (the “Swingline Lender”) at the office of Wachovia Bank, National Association at Charlotte Plaza, 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the undersigned pursuant to Section 2.04 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by law, accrued interest in respect hereof from time to time from the date hereof until payment in full of the principal amount hereof and accrued interest hereon, at the rates and on the dates set forth in the Credit Agreement.

        The holder of this Swingline Note is authorized to endorse the date and amount of each Swingline Loan pursuant to Section 2.04 of the Credit Agreement and each payment of principal and interest with respect thereto and its character as an Alternate Base Rate Loan or otherwise on Schedule I annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed (absent error); provided, however, that the failure to make any such endorsement shall not affect the obligations of the undersigned under this Note.

        This Note is the Swingline Note referred to in the Credit Agreement, dated as of October 17, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the domestic subsidiaries of the borrower from time to time parties thereto, as guarantors, the banks and financial institutions from time to time parties thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), SUNTRUST BANK, as syndication agent, and BANK OF AMERICA, N.A., as documentation agent. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

        Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable, all as provided therein. In the event this Swingline Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees and expenses.

        All parties now and hereafter liable with respect to this Swingline Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA.

TREDEGAR CORPORATION, a Virginia corporation By: ——————————————— Name: —————————————— Title: ——————————————

SCHEDULE 1 to Swingline Note LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Interest Rate	Principal Paid	Principal Balance	Notation Made By
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________
______	_______	__________	_________	_________	________

Exhibit E

[FORM OF]
NOTICE OF PREPAYMENT

[Date]

Wachovia Bank, National Association,
    as Administrative Agent
Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680
Attn: Syndication Agency Services

Ladies and Gentlemen:

        This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.09 of the Credit Agreement, dated as of October 17, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower from time to time parties thereto, as Guarantors, the banks and financial institutions from time to time parties thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), SUNTRUST BANK, as syndication agent (the “Syndication Agent”), and BANK OF AMERICA, N.A., as documentation agent (the “Documentation Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following Loans:

(1)	Aggregate amount of Loans set forth
	in (2) below to be repaid		$_____________

(2)	The Loan(s) to be repaid are the following:

	(a)	Swingline Loan in an amount equal to	$_____________

	(b)	Revolving Loans that are Alternate Base
		Rate Loans in an amount equal to	$_____________

	(c)	Revolving Loans that are LIBOR Rate Loans
		in an amount equal to	$_____________

	(d)	Portions of the Term Loan that are Alternate Base
		Rate Loans in an amount equal to	$_____________

	(e)	Portions of the Term Loan that are LIBOR Rate
		Loans in an amount equal to	$_____________

(3)	The Borrower wishes to repay the above-referenced
	Loans on the following Business Day:	_____________

NOTE:	SUBSECTION 3 ABOVE IS TO BE COMPLETED WITH A BUSINESS DAY (A) WITH RESPECT TO ANY LIBOR RATE LOAN, AT LEAST THREE BUSINESS DAYS AFTER THE DATE OF THIS NOTICE OF PREPAYMENT AND (B) WITH RESPECT TO ANY ALTERNATE BASE RATE LOANS, AT LEAST ONE BUSINESS DAY AFTER THE DATE OF THIS NOTICE OF PREPAYMENT.

NOTE:	(A) EACH PARTIAL PREPAYMENT OF A REVOLVING LOAN OR TERM LOAN SHALL BE IN A MINIMUM AGGREGATE DOLLAR AMOUNT OF $5,000,000 AND INTEGRAL MULTIPLES OF $1,000,000 IN EXCESS THEREOF, AND (B) EACH PARTIAL PREPAYMENT OF A SWINGLINE LOAN SHALL BE IN A MINIMUM AGGREGATE DOLLAR AMOUNT OF $100,000 AND INTEGRAL MULTIPLES OF $100,000 IN EXCESS THEREOF (OR, IN EACH CASE, THE FULL BALANCE, IF LESS).

Very truly yours, TREDEGAR CORPORATION, a Virginia corporation By: ——————————————— Name: —————————————— Title: ——————————————

Exhibit F

[FORM OF]
NOTICE OF CONVERSION/EXTENSION

[Date]

Wachovia Bank, National Association,
as Administrative Agent
Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680
Attn: Syndication Agency Services

Ladies and Gentlemen:

        Pursuant to Section 2.17(a) of the Credit Agreement, dated as of October 17, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower from time to time parties thereto, as Guarantors, the banks and financial institutions from time to time parties thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), SUNTRUST BANK, as syndication agent (the “Syndication Agent”), and BANK OF AMERICA, N.A., as documentation agent (the “Documentation Agent”), the Borrower hereby requests conversion or extension of the following Loans be made on [date] as follows (the “Proposed Conversion/Extension”):

      Applicable Loan:

______	Revolving Loan

______	Term Loan

(1)	Total Amount of Loans to be
	converted/extended	$_________

(2)	Currency requested	_________

(3)	Amount of (1) to be allocated
	to LIBOR Rate Loans	$_________

(4)	Amount of (1) to be allocated
	to Alternate Base Rate Loans	$_________

(5)	Interest Periods and amounts to be allocated thereto
in respect of LIBOR Rate Loans (amounts must total (3)):

	(i) one month	$_________

	(ii) two months	$_________

	(iii) three months	$_________

	Total LIBOR Rate Loans	$_________

NOTE:	PARTIAL CONVERSIONS MUST BE IN MINIMUM AMOUNTS OF $5,000,000 AND $1,000,000 INCREMENTS IN EXCESS THEREOF.

        Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement

        The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing or would result from such Proposed Conversion/Extension or from the application of the proceeds thereof.

Very truly yours, TREDEGAR CORPORATION, a Virginia corporation By: ——————————————— Name: —————————————— Title: ——————————————

Exhibit G

[FORM OF]
COMMITMENT TRANSFER SUPPLEMENT

        Reference is made to the Credit Agreement, dated as of October 17, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), the domestic subsidiaries of the borrower from time to time parties thereto, as guarantors, the banks and financial institutions from time to time parties thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), SUNTRUST BANK, as syndication agent, and BANK OF AMERICA, N.A., as documentation agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings provided in the Credit Agreement.

        ___________________________ (the “Transferor Lender”) and _________________________ (the “Purchasing Lender”) agree as follows:

        1. The Transferor Lender hereby irrevocably sells and assigns to the Purchasing Lender without recourse to the Transferor Lender, and the Purchasing Lender hereby irrevocably purchases and assumes from the Transferor Lender without recourse to the Transferor Lender, as of the Transfer Effective Date (as defined below), in and to the Transferor Lender’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 attached hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on such Schedule 1 (collectively, the “Assigned Interest”), together with the Commitment Percentage corresponding to each such principal amount.

        2. The Transferor Lender (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Transferor Lender has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other obligor or the performance or observance by the Borrower or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Note(s) held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent exchange the attached Note(s) for a new Note(s) payable to the Purchasing Lender and (ii) if the Transferor Lender has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Note(s) for a new Note(s) payable to the Transferor Lender, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date).

        3. The Purchasing Lender (a) represents and warrants that it is legally authorized to enter into this Commitment Transfer Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.04 thereof, the financial statements delivered pursuant to Section 5.04 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (c) agrees that it will, independently and without reliance upon the Transferor Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other loan documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 2.16 of the Credit Agreement.

        4. The effective date of this Commitment Transfer Supplement shall be ________ ___, 20__ (the “Transfer Effective Date”). Following the execution of this Commitment Transfer Supplement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Transfer Effective Date, along with any registration and processing fee due and payable to the Administrative Agent pursuant to Section 9.04 of the Credit Agreement.

        5. Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Purchasing Lender whether such amounts have accrued prior to the Transfer Effective Date or accrue subsequent to the Transfer Effective Date. The Transferor Lender and the Purchasing Lender shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or, with respect to the making of this assignment, directly between themselves.

        6. From and after the Transfer Effective Date, (a) the Purchasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Transferor Lender shall, to the extent provided in this Commitment Transfer Supplement, relinquish its rights and be released from its obligations under the Credit Agreement.

        7. This Commitment Transfer supplement shall be governed by and construed in accordance with the laws of the State of North Carolina.

        IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1 TO COMMITMENT TRANSFER SUPPLEMENT Name of Transferor Lender: Name of Purchasing Lender: Transfer Effective Date of Assignment:

Facility Assigned	Credit Amount Assigned	Principal Commitment Percentage Assigned(4)

	$______________	_________________%

[NAME OF PURCHASING LENDER]	[NAME OR TRANSFEROR LENDER]

By	By
——————————————	——————————————
Name:	Name:
Title:	Title:

Accepted (if required):	Consented to (if required):

WACHOVIA BANK, NATIONAL ASSOCIATION	TREDEGAR CORPORATION

By:	By:
——————————————	——————————————
Name:	Name:
Title:	Title:

(4)	Calculate the Commitment Percentage that is assigned to at least 10 decimal places and show as a percentage of the aggregate commitments of all Lenders.

Exhibit H

[FORM OF]
NOTICE OF ACCOUNT DESIGNATION

[Date]

Wachovia Bank, National Association
One Wachovia Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0680
Attn: Syndication Agency Services

Ladies and Gentlemen:

        This Notice of Account Designation is delivered to you by TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), under the Credit Agreement, dated as of October 17, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower from time to time parties thereto, as Guarantors, the banks and financial institutions from time to time parties thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), SUNTRUST BANK, as syndication agent (the “Syndication Agent”), and BANK OF AMERICA, N.A., as documentation agent (the “Documentation Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement..

        The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:

[_________________]
ABA Routing Number [_______]
Account #[__________]

        Notwithstanding the foregoing, on the closing date of the Credit Agreement, funds borrowed under the Credit Agreement shall be sent to the institutions and/or persons designated on the attached payment instructions.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation this 17th day of October, 2003.

TREDEGAR CORPORATION, a Virginia corporation By: ——————————————— Name: —————————————— Title: ——————————————

Exhibit I

[FORM OF]
COMPLIANCE CERTIFICATE

I, ______________________, __________________ [Title] of TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), hereby certify on behalf of the Borrower that, with respect to that certain Credit Agreement dated as of October 17, 2003 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Guarantors party thereto, the Lenders party thereto, WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, SUNTRUST BANK, as Syndication Agent, and BANK OF AMERICA, N.A., as Documentation Agent (a) delivered herewith are detailed calculations demonstrating compliance by the Credit Parties with the financial covenants contained in Sections 6.05, 6.07, 6.08 and 6.09 of the Credit Agreement as of the last day of the fiscal quarter ending __________________ and (b) to the best of my knowledge, the Credit Parties during the period covered by the financial statements delivered in connection with this Compliance Certificate observed or performed in all material respects all of their covenants and other agreements, and satisfied in all material respects every condition, contained in the Credit Agreement to be observed, performed or satisfied by them, and that I have obtained no knowledge of any Default or Event of Default except as specified on an attachment hereto.

This ______ day of ___________, ______.

TREDEGAR CORPORATION, a Virginia corporation By: ——————————————— Name: —————————————— Title: ——————————————

Attachment to Compliance Certificate

Computation of Finiancial Covenants

A.	Section 6.05 Dividends and Distributions.

	1.	Aggregate amount of dividends paid by Borrower	$_____________

Maximum permitted aggregate amount of dividends
	paid by Borrower during the term of the Credit Agreement:		$100,000,000

B.	Section 6.07 Consolidated Stockholders’ Equity.

	1.	Borrower’s issued capital stock taken at par
		or stated value	$_____________

	2.	Borrower’s capital surplus	$_____________

	3.	Borrower’s retained earnings	$_____________

	4.	Other amounts included directly in equity
		under GAAP	$_____________

	5.	Borrower’s treasury stock and minority interest
		in Subsidiaries	$_____________

	6.	Consolidated Stockholders’ Equity
		(Line 1 + Line 2 + Line 3 + Line 4 - Line 5)	$_____________

	7.	Net Income adjustments on cumulative basis for
each fiscal quarter:

(a) Net Income of Borrower and Subsidiaries

(b) .50

(c) Multiply item 7(a) by item 7(b)

(d) Repeat 7(a) through 7(c) for each fiscal quarter
having ended since December 31, 2003

		(e) Cumulative permitted increase	$_____________
(Sum of amounts calculated under item 7(d)
for each fiscal quarter having ended since
December 31, 2003)

		8.	Line 7(e) + 325,000,000	$_____________

		Minimum Consolidated Stockholders’ Equity:		Line 6 required
to be greater
than or equal to
Line 8.
C.	Section 6.08 Leverage Ratio.

	1.		Consolidated Total Debt

(a) Aggregate amount of Indebtedness
(as set forth on Schedule 1 Line (l) to this
			attachment) of Borrower and Subsidiaries	$_____________

	2.		Consolidated EBITDA
			(as set forth on Schedule 2 to this attachment)	$_____________

	3.		Leverage Ratio (Line 1 / Line 2)

	Maximum Leverage Ratio permitted:			3.00 to 1.00 (Closing
Date through June 30,
2005); 2.75 to 1.00
(July 1, 2005 and
thereafter)
D.	Section 6.09 Interest Coverage Ratio.

	1.		Consolidated EBIT (as set forth on Schedule 3
			to this attachment)	$_____________

	2.		Consolidated Interest Expense	$_____________

	3.		Interest Coverage Ratio (Line 1 / Line 2)	_____________

			Minimum Interest Coverage Ratio permitted:	2.50 to 1.00

Schedule 1 to Attachment to Compliance Certificate “Indebtedness” of any Person shall include, without duplication,

(a)	all obligations of such Person for borrowed
money or with respect to deposits or
	advances of any kind,	$_____________

(b)	all obligations of such Person evidenced
by bonds, debentures, notes or similar
	instruments,	$_____________

(c)	all obligations of such Person upon which
interest charges are customarily paid
	(other than accounts payable),	$_____________

(d)	all obligations of such Person under
conditional sale or other title retention
agreements relating to property or assets
	purchased by such Person,	$_____________

(e)	all obligations of such Person issued or
assumed as the deferred purchase price of
	property or services,	$_____________

(f)	all Indebtedness of others secured by (or
for which the holder of such Indebtedness
has an existing right, contingent or otherwise,
to be secured by) any Lien on property owned
or acquired by such Person, whether or not
the obligations secured thereby have been
assumed, provided that the amount of such
Indebtedness shall be deemed to be
	the lesser of	$_____________

(i) the outstanding principal
amount of such Indebtedness
plus all accrued and unpaid
interest relating thereto and

(ii) the fair market value of the
property secured by any such
Lien,

(g)	all Guaranty Obligations by such Person of
	Indebtedness of others,	$_____________

(h)	all Capital Lease Obligations of such Person,	$_____________

(i)	all liabilities of such Person in respect of
	Hedging Agreements, as determined under GAAP	$_____________

(j)	all obligations of such Person as an
account party in respect of letters of credit
	and bankers’ acceptances and	$_____________

(k)	the principal balance outstanding under any
synthetic lease, tax retention operating lease,
off-balance sheet loan or similar off-balance
	sheet financing product.	$_____________

(l)	total of lines (a) through (k) above	$_____________

The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless such Indebtedness is without any recourse whatsoever to such Person as a general partner of any such partnership.

Schedule 2 to Attachment to Compliance Certificate "Consolidated EBITDA” shall mean, for any preceding twelve-month period,

Consolidated Net Income or Loss determined in
accordance with GAAP			$_____________

(a)	plus the following items included in
the determination of Consolidated Net Income
or Loss for such period:

	(i)	after-tax losses related to discontinued
		operations;	$_____________

	(ii)	total federal, state, local and foreign
income tax expense for continuing
		operations;	$_____________

	(iii)	Consolidated Interest Expense;	$_____________

	(iv)	depreciation and amortization
		expenses for continuing operations;	$_____________

	(v)	non-cash losses and expenses for
continuing operations classified as
“unusual,” extraordinary,” or which
are related to plant shutdowns,
		asset impairments and/or restructurings;	$_____________
and

	(vi)	cash losses and expenses for continuing
operations classified as “unusal,”
extraordinary,” or which are related
to plant shutdowns, asset impairments
and/or restructurings in an amount not
		to exceed $10,000,000;	$_____________

(b)	minus the following items included in
the determination of Consolidated Net Income
or Loss for such period:

	(i)	after-tax income related to discontinued
		operations;	$_____________

(ii) total federal, state, local and foreign
income tax benefits for continuing
	operations;	$_____________

	(iii) consolidated interest income;	$_____________

(iv) non-cash gains and income for
continuing operations classified as
“unusual,” “extraordinary,” or
which are related to plant
	shutdowns and/or restructurings;	$_____________

(v) cash gains and income for continuing
operations classified as “unusual,”
“extraordinary,” or which are related
to plant shutdowns and/or
restructurings in an amount not to
	exceed $10,000,000;	$_____________

(c)	plus or minus, as applicable, pro forma EBITDA
adjustments associated with acquisitions as if
	they occurred at the beginning of such period;	$_____________

(d)	plus or minus, as applicable, pro forma EBITDA
adjustments associated with Asset Dispositions
relating to continuing operations as if they
	occurred at the beginning of such period; and	$_____________

(e)	plus or minus, as applicable,after the occurrence
thereof, pro forma EBITDA adjustments relating
to the sale of Therics or, after the approval of the
Borrower’s board of Directors or executive
committee, pro forma EBITDA adjustments
relating to any shutdown of Therics, as if the sale or
	shutdown occurred at the beginning of such period.	$_____________

Consolidated Net Income or Loss determined in
accordance with GAAP		$_____________

Schedule 3 to Attachment to Compliance Certificate “Consolidated EBIT” shall mean, for any preceding twelve month period,

(a)	Consolidated EBITDA (as set forth on Schedule 2)	$_____________

(b)	depreciation and amortization associated with
	Consolidated EBITDA	$_____________

(c)	Consolidated EBIT (Line (a) minus Line (b))	$_____________

Exhibit J

[FORM OF]
SOLVENCY CERTIFICATE

        The undersigned chief financial officer of Tredegar Corporation, a Virginia corporation (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Credit Parties and is duly authorized to execute this certificate on behalf of the Borrower and the other Credit Parties.

        Reference is made to that Credit Agreement, dated as of October 17, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower from time to time parties thereto, as Guarantors, the banks and financial institutions from time to time parties thereto (the “Lenders“), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the ”Administrative Agent”), SUNTRUST BANK, as syndication agent (the “Syndication Agent”), and BANK OF AMERICA, N.A., as documentation agent (the “Documentation Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

        The undersigned certifies on behalf of the Borrower and the other Credit Parties and not in his individual capacity:

        1. He has made such investigation and inquiries as to the financial condition of the Credit Parties as he deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the making of Loans and other Extensions of Credit under the Credit Agreement.

        2. The financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were believed to be reasonable when made and were made in good faith and the undersigned believes that they continue to be reasonable as of the date hereof.

        BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his individual capacity, that, both before and after giving effect to the Loans and other Extensions of Credit made on the Closing Date:

    A. Neither the Borrower individually nor the Credit Parties taken as a whole have incurred, or believe that they will incur after giving effect to the transactions contemplated by the Credit Agreement, debts beyond their ability to pay such debts as they become due.

    B. The Credit Parties and their Subsidiaries, on a consolidated basis, are not engaged in any business or transaction, and are not about to engage in any business or transaction, for which the assets of the Credit Parties and their Subsidiaries, on a consolidated basis, would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Credit Parties and their Subsidiaries are engaged or are to engage.

    C. The present fair saleable value of the consolidated assets of the Credit Parties and their Subsidiaries, measured on a going concern basis, is not less than the amount that will be required to pay the probable liability on the debts of the Credit Parties and their Subsidiaries, on a consolidated basis, as they become absolute and matured in the ordinary course.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ____ day of _____, 2003, in the undersigned’s capacity as the chief financial officer of the Borrower.

TREDEGAR CORPORATION, a Virginia corporation By: ——————————————— Name: —————————————— Title: ——————————————

Exhibit K

[FORM OF]
JOINDER AGREEMENT

        THIS JOINDER AGREEMENT (this “Agreement”), dated as of _____________, 20__, is by and between _____________________, a ______________________ (the “Subsidiary Guarantor”), TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent (the “Administrative Agent”), under that certain Credit Agreement, dated as of October 17, 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Domestic Subsidiaries of the Borrower from time to time parties thereto, as Guarantors, the banks and financial institutions from time to time parties thereto (the “Lenders”), the Administrative Agent, SUNTRUST BANK, as syndication agent (the “Syndication Agent”), and BANK OF AMERICA, N.A., as documentation agent (the “Documentation Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

        The Subsidiary Guarantor is an Additional Credit Party, and, consequently, the Credit Parties are required by Section 5.09 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

        Accordingly, the Subsidiary Guarantor hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

        1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Credit Documents, including without limitation (a) all of the representations and warranties set forth in Article III of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles V and VI of the Credit Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Credit Party Obligations in accordance with Article X of the Credit Agreement.

        2. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits. The information on the schedules to the Credit Agreement is hereby supplemented (to the extent permitted under the Credit Agreement) to reflect the information shown on the attached Schedule A.

        3. The Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Credit Party Obligations”, as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Credit Document.

        4. Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement in order to effect the purposes of this Agreement.

        5. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

        6. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws that would call for the application of the laws of any other jurisdiction.

        IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY GUARANTOR] By: ——————————————— Name: —————————————— Title: ——————————————

TREDEGAR CORPORATION, a Virginia corporation By: ——————————————— Name: —————————————— Title: ——————————————

Acknowledged and accepted: WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent By: ——————————————— Name: —————————————— Title: ——————————————